Exhibit 10.1

EQUITY PURCHASE AGREEMENT

BARLETTA BOAT COMPANY, LLC

THREE LIMES, LLC

JULY 19, 2021

i

ii

EQUITY PURCHASE AGREEMENT
THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of July 19, 2021 among Winnebago Industries, Inc., an Iowa corporation (“Buyer”), Falcon Family, Inc., an Indiana corporation (“Falcon Family”), Ronald J. Fenech (“R. Fenech”), William C. Fenech (“W. Fenech”), Donald Clark (“D. Clark”), and Donald Clark Family, LLC, an Indiana limited liability company (“Clark Family” and collectively with Falcon Family, R. Fenech, D. Clark, and W. Fenech, the “Sellers,” and each a “Seller”), and W. Fenech, in his capacity as the Representative. Section 9.3 contains certain interpretations and constructions. Article 10 contains definitions of certain capitalized terms.
Recitals
A.    Falcon Family, R. Fenech and Clark Family collectively own all of the outstanding limited liability company interests (the “Barletta Interests”) of Barletta Boat Company, LLC, an Indiana limited liability company (“Barletta”), and R. Fenech, D. Clark and W. Fenech collectively own all of the outstanding limited liability company interests (the “Three Limes Interests”) of Three Limes, LLC, a Indiana limited liability company (“Three Limes”) (collectively, the “Three Limes Interests” and the Barletta Interests, the “Acquired Equity Interests,” and each of Barletta and Three Limes, an “Acquired Company”).
B.    Each Seller intends to sell to Buyer, and Buyer intends to purchase from each Seller, all of the Acquired Equity Interests owned by such Seller.
C.    Contemporaneously with the Parties’ execution and delivery of this Agreement, each Seller or certain owners of each Seller that is an entity, along with Anthony Fenech (“A. Fenech”) are entering into a Restrictive Covenant Agreement with Buyer and the Acquired Companies, effective upon Closing (each such agreement is a “Restrictive Covenant Agreement”).
D.    Contemporaneously with the Parties’ execution and delivery of this Agreement, W. Fenech, Gene Chastain, Mike Chlebek, Josiah Druckenmiller, Matthew Gardenour, Jeff Haradine, Michael Kloska, Mark Neibert, Jeff Roth and Jesse Swain (each a “Key Employee”) are entering into employment agreements with Barletta or Buyer, effective upon Closing (each such agreement is an “Employment Agreement”).
E.    Contemporaneously with the Parties’ execution and delivery of this Agreement, each Seller has executed and delivered that certain Lock-up Letter (the “Lock-up Letter”), and that certain Standstill Agreement (the “Standstill Agreement” and collectively with the Lock-up Letter, the “Equity Agreements”).
Agreement
    In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement, each Party hereby agrees as follows:
ARTICLE 1 - SALE AND PURCHASE OF ACQUIRED EQUITY INTERESTS
Upon and subject to the terms herein, at Closing each Seller will sell, assign and transfer to Buyer the Acquired Equity Interests owned by such Seller, free and clear of all Encumbrances (other than restrictions imposed by securities laws applicable to securities generally) and Buyer will purchase from each Seller all of the Acquired Equity Interests owned by such Seller.

ARTICLE 2 - PURCHASE PRICE AND ADJUSTMENT
2.1    Purchase Price. Upon and subject to the terms herein, Buyer (i) will pay to Sellers as consideration for the Acquired Equity Interests the amount of $230,000,000 (the “Base Cash Consideration”), as such amount is adjusted pursuant to the terms herein, (ii) will pay or issue each Earnout Amount, if earned by Sellers pursuant to Section 2.5, and (iii) will issue the Closing Stock Consideration pursuant to Section 2.3(b) (the sum of the foregoing clauses (i), (ii) and (iii) is the “Purchase Price”).
2.2    Calculation of Estimated Closing Payment. On or before the third Business Day before the Closing Date, the Representative will deliver to Buyer a written (a) statement in reasonable detail containing the Representative’s reasonable estimate of (1) Net Working Capital (“Estimated Net Working Capital”), Closing Cash (“Estimated Closing Cash”), Closing Indebtedness (“Estimated Closing Indebtedness”), Seller Transaction Expenses (“Estimated Seller Transaction Expenses”), and Pre-Closing Taxes (“Estimated Taxes Payable”), and (2) the “Estimated Cash Consideration,” which will equal the Base Cash Consideration plus (A) the amount, if any, by which Estimated Net Working Capital exceeds the Upper Collar Amount, minus (B) the amount, if any, by which the Lower Collar Amount exceeds Estimated Net Working Capital, plus (C) Estimated Closing Cash, minus (D) Estimated Closing Indebtedness, minus (E) Estimated Seller Transaction Expenses, minus (F) Estimated Taxes Payable, and (b) schedule setting forth (x) the amount to be received by each Seller pursuant to Section 2.3(a)(vi), and (y) the wire transfer instructions for each Seller that are to be used by Buyer when making the payments required by Section 2.3(a)(vi) (the “Instruction Schedule”). If Buyer reasonably objects to the Representative’s calculation of the Estimated Closing Payment (or any component thereof), the Representative and Buyer will mutually determine the Estimated Closing Payment, Estimated Net Working Capital, Estimated Closing Cash, Estimated Closing Indebtedness and Estimated Seller Transaction Expenses before Closing.
2.3    Closing Payments and Issuances.
(a)    Upon and subject to the terms herein, at Closing, Buyer will pay the Estimated Cash Consideration, the Estimated Closing Indebtedness that is subject to a Payoff and Release Letter, and the Estimated Seller Transaction Expenses (the sum of such calculation being the “Closing Payment”) as follows:
(i)    Buyer will deposit directly into escrow with the Escrow Agent the amount of $2,000,000 (the “Adjustment Escrow Amount”), to be held by the Escrow Agent pursuant to the terms hereof and the terms of an Escrow Agreement in substantially the form in Exhibit 2.3(a)(i) (the “Escrow Agreement”);
(ii)    Buyer, on the applicable Acquired Company’s behalf, will pay the payoff amount (if any) stated in each Payoff and Release Letter directly to each applicable third party, as stated in such Payoff and Release Letter;
    (iii)    Buyer, on each Acquired Company’s and each Seller’s behalf, will pay all remaining Seller Transaction Expenses (except for those post-Closing obligations under the ETU Plan and related Taxes, which if owed will be paid post-Closing pursuant to Section 2.5(f) and the terms of the ETU Plan), by wire transfer of immediately available funds directly to the accounts that Sellers designate in writing before the Closing Date (provided however, that any Seller Transaction Expense to be paid to any employee of the Acquired Companies, including payments at Closing related to the ETU Plan and the Closing Payment Bonuses, shall be paid to Barletta at Closing and deposited in Barletta’s payroll account (along with the employer’s portion of Taxes and expenses in connection with such amount) and the amount payable to such employee (net of such Taxes) shall be paid to such employee no later than the second payroll occurring after Closing or with respect any payments under the ETU Plan, within the timing set forth in the ETU Plan; provided, further, that the payments due under the ETU Plan at Closing and the Closing Payment Bonuses shall have been determined prior to the Closing and set forth in the Instruction Schedule);
    (iv)    Buyer, on each Sellers’ behalf, will pay the amount of $150,000 (the “Representative Expense Amount”) to the Representative pursuant to wire transfer instructions provided by the Representative to Buyer no less than three Business Days prior to Closing;
(v)    [Intentionally Omitted]; and
(vi)    after making the payments and reductions in the preceding clauses of this Section 2.3(a), Buyer will, by wire transfer of immediately available funds to the accounts designated in the Instruction Schedule with respect to each Seller, pay to each Seller its share of the remaining balance of the Closing Payment as instructed by the Representative as set forth in the Instruction Schedule.
(b)    Upon and subject to the terms herein, at Closing, Buyer will issue and deliver to each Seller, in such Seller’s name, in book entry, such Seller’s Pro Rata Share of the Closing Stock Consideration, free and clear of all Encumbrances (other than those arising under securities Laws and pursuant to the Equity Agreements).
(c)    Further, each Seller hereby acknowledges and agrees that, in connection with certain allocations agreed to by and among the Sellers with respect to the receipt of certain post-Closing payments that may be due Sellers under Section 2.5, his or its share of the remaining balance of the Closing Payment payable pursuant to Section 2.3(a)(vi) may not equate to such Seller’s Pro Rata Share of his or its ownership in an Acquired Company, and further, that Buyer is entitled to rely and shall pay the amount to each Seller that is due pursuant to Section 2.3(a)(vi) as directed by the Representative on the Instruction Schedule. Sellers hereby irrevocably and unconditionally waive, release and forever discharges Buyer and its Affiliates from any and all rights, claims, debts, causes of action, Proceedings, obligations, Losses and other Liabilities of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, including for direct, indirect, compensatory, special, incidental or punitive damages, equitable relief or otherwise related to such payment, and further, Sellers will jointly and severally indemnify, defend and hold harmless Buyer from and against all Losses of Buyer and each of Buyer’s Affiliates arising out of, relating to or resulting therefrom.
2.4    Closing Payment Adjustment. Each Seller and Buyer will cooperate with each other and each other’s representatives in all reasonable respects in connection with the matters in this Article 2, including giving each other and such representatives reasonable access at reasonable times to the applicable personnel, properties, books and records of each Acquired Company for such matters. The final determination of Net Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses, and Pre-Closing Taxes pursuant to this Section 2.4 is “Final Net Working Capital,” “Final Closing Cash,” “Final Closing Indebtedness,” “Final Seller Transaction Expenses,” and “Final Taxes Payable.”
(a)    Buyer’s Preparation of the Statement. On or before the 90th day after the Closing Date, Buyer will prepare and deliver to the Representative a statement (the “Statement”) stating,

in reasonable detail, Buyer’s determination of the actual Net Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses, and Pre-Closing Taxes.
(b)    Sellers’ Response to the Statement. The Net Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses, and Pre-Closing Taxes in the Statement will become final and binding upon the Parties (and become Final Net Working Capital, Final Closing Cash, Final Closing Indebtedness, Final Seller Transaction Expenses, and Final Taxes Payable, respectively) 45 days after Buyer gives the Statement to the Representative, unless the Representative gives written notice, in reasonable detail, of disagreement therewith to Buyer at or before the end of such 45-day period (a “Notice of Disagreement”). If the Representative gives a Notice of Disagreement at or before the end of such 45-day period, then Final Net Working Capital, Final Closing Cash, Final Closing Indebtedness, Final Seller Transaction Expenses, and Final Taxes Payable (each as finally determined under the following clause (b)(1) or (b)(2)) will become final and binding on the Parties upon the earlier of (1) the date the Representative and Buyer resolve in writing the last of the differences they have with respect to the determination of Final Net Working Capital, Final Closing Cash, Final Closing Indebtedness, Final Seller Transaction Expenses, and Final Taxes Payable or (2) the date the last of such differences is finally resolved in writing by the Arbitrator pursuant to Section 2.4(c).
(c)    Resolving Matters in Disagreement. During the 30-day period after a Notice of Disagreement is given, the Representative and Buyer will attempt to resolve in writing and through one or more meetings any differences that they have regarding any item in such Notice of Disagreement. If, at the end of such 30-day period, the Representative and Buyer have not reached agreement on all such differences, then either the Representative or Buyer may require that the items that remain in dispute be promptly submitted to a nationally recognized public accounting firm in the United States agreed upon by the Representative and Buyer in writing (the “Arbitrator”) for review and resolution; provided that the Arbitrator will not be an accounting firm used by any Party (or any Affiliate of any of them) within the preceding two years for audit, valuation or Income Tax purposes. If the Representative and Buyer cannot agree upon an Arbitrator within 10 Business Days after first attempting to do so, then the Arbitrator will be selected by lot from a list of four qualified potential Arbitrators remaining after the Representative nominates three, Buyer nominates three, and the Representative and Buyer each eliminate one such potential Arbitrator from the other’s nominations (if the Representative and Buyer are unable to engage such proposed Arbitrator within 10 days thereafter, including if such proposed Arbitrator is unwilling to agree to such engagement, then the foregoing selection process will repeat until an Arbitrator is so engaged). The Arbitrator will determine procedures for such arbitration, subject to the terms hereof. The Arbitrator will only consider the items that remain in dispute. The Arbitrator’s engagement will state that the Arbitrator will render a decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator. The Arbitrator will determine Final Net Working Capital, Final Closing Cash, Final Closing Indebtedness, Final Seller Transaction Expenses, and Final Taxes Payable solely based on submissions made by the Representative and Buyer consistent with the terms hereof (and not by independent review). The Arbitrator will not assign a value to any item that is greater than the greater value for such item claimed by the Representative or Buyer or less than the lesser value for such item claimed by the Representative or Buyer. Buyer will not modify the Statement in any manner adverse to Sellers (including by raising any new item not reflected in the Statement). The Representative will not modify the Notice of Disagreement in any manner adverse to Buyer (including by raising any new item not reflected in the Notice of Disagreement). Any item or amount in, or omitted from, the Statement that the Representative does not disagree with in the Notice of Disagreement will be final and binding on the Parties in the manner stated in, or omitted from, the Statement.
(d)    Allocation of Fees and Expenses. The Non-Prevailing Party in such arbitration will pay its own and its Affiliates’ fees and expenses with respect to such arbitration and will also pay a fraction of the sum of (1) the fees and expenses of the Arbitrator plus (2) the reasonable out-of-pocket fees and expenses (including reasonable attorneys’ fees) of the Prevailing Party and its Affiliates with respect to such arbitration. Such fraction will be as follows: (A) its numerator will be an amount equal to the difference between the Non-Prevailing Party’s determination of the items in dispute (in the aggregate as submitted to the Arbitrator) and the Arbitrator’s determination of such items; and (B) its denominator will be an amount equal to the difference between the Representative’s and Buyer’s respective determinations of such items (in the aggregate and as submitted to the Arbitrator). The Prevailing Party will pay the remainder of the fees and expenses of the Arbitrator and of its own and its Affiliates’ fees and expenses. Notwithstanding the foregoing, if the Arbitrator’s determination of such items in dispute is exactly midway between the Representative’s and Buyer’s determination of such items, then the Representative and Buyer each will pay (i) one-half of the fees and expenses of the Arbitrator and (ii) its own and its Affiliates’ fees and expenses. The Representative, on the one hand, or Buyer, on the other hand, is the “Prevailing Party” if the Arbitrator’s determination of such items is closer to such Party’s determination of such items than it is to the other Party’s determination of such items (in each case in the aggregate and as submitted to the Arbitrator). The Representative, on the one hand, or Buyer, on the other hand, is the “Non-Prevailing Party” if the other is the Prevailing Party.
(e)    Adjustment to Closing Payment. The “Final Cash Consideration” will be the Base Cash Consideration plus (1) the amount, if any, by which Final Net Working Capital exceeds the Upper Collar Amount, minus (2) the amount, if any, by which the Lower Collar Amount exceeds Final Net Working Capital, plus (3) Final Closing Cash, minus (4) Final Closing Indebtedness, minus (5) Final Seller Transaction Expenses, minus (6) Final Taxes Payable.
(f)    Reconciliation Payment. Within five Business Days after Final Net Working Capital, Final Closing Cash, Final Closing Indebtedness, Final Seller Transaction Expenses, and Final Taxes Payable becomes final and binding on the Parties, the following will occur (with the payments in this Section below being made by wire transfer of immediately available funds, without interest):
(1)    if the Estimated Cash Consideration is less than the Final Cash Consideration, then (A) Buyer will pay to Sellers in accordance with their Pro Rata Share the amount of such difference and (B) the Parties will cause all of the Adjustment Escrow Amount to be disbursed to Sellers in accordance with their Pro Rata Shares;
(2)    if the Estimated Cash Consideration equals the Final Cash Consideration, then the Parties will cause all of the Adjustment Escrow Amount to be disbursed to Sellers in accordance with their Pro Rata Shares; or
(3)    if the Estimated Cash Consideration exceeds the Final Cash Consideration, then Sellers will pay to Buyer the amount of such excess, as follows: (A) the Parties will cause disbursement of the Adjustment Escrow Amount to Buyer, to the extent necessary to pay the amount of such excess, and the Parties will cause disbursement of any (if any) balance of the Adjustment Escrow Amount remaining thereafter to Sellers in accordance with their Pro Rata Shares; and (B) if the amount disbursed to Buyer under such clause (f)(3)(A) is insufficient to pay to Buyer the full amount of such excess, then each Seller will pay its Pro Rata Share of the remaining amount so owed to Buyer.
2.5    Earnouts.
(a)    If EBITDA for the 6-month period beginning on July 1, 2021 and ending on December 31, 2021 (the “EBITDA Measurement Period”) is greater than or equal to the Baseline EBITDA Amount, Sellers will be entitled to EBITDA Stock Consideration in an amount equal to the applicable amount set forth in Exhibit 2.5(a) (such amount being the “EBITDA Earnout Amount”), provided that (i) the EBITDA Earnout Amount will never be less than $0 or greater than $15,000,000 of EBITDA Stock Consideration, and (ii) between each Tier greater than I and less than III, the EBITDA Earnout Amount will be proportionately decreased based on the amount by which EBITDA is less than Tier III, but greater than Tier II, or is less than Tier II, but greater than Tier I, as the case may be.
        (b)    If Gross Profit for the 12-month period beginning on January 1, 2022 and ending on December 31, 2022 (the “First GP Measurement Period”) is greater than the Baseline FY 2022 Gross Profit Amount, Sellers will be entitled to additional cash consideration in an amount equal to the applicable amount set forth in Exhibit 2.5(b) (such amount being the “First GP Earnout Amount”), provided that (i) the First GP Earnout Amount will never be less than $0 or greater than $25,000,000, and (ii) between each Tier greater than I and less than IV, the First GP Earnout Amount will be proportionately decreased based on the amount by which Gross Profit is less than Tier IV, but greater than Tier III, is less than Tier III, but greater than Tier II, or is less than Tier II, but greater than Tier I, as the case may be.
(c)    If Gross Profit for the 12-month period beginning on January 1, 2023 and ending on December 31, 2023 (the “Second GP Measurement Period”) is greater than the Baseline FY 2023 Gross Profit Amount, Sellers will be entitled to additional cash consideration in an amount equal to the applicable amount set forth in Exhibit 2.5(c) (such amount being the “Second GP Earnout Amount”), provided that (i) the Second GP Earnout Amount will never be less than $0 or greater than $25,000,000, and (ii) between each Tier greater than I and less than IV, the Second GP Earnout Amount will be proportionately decreased based on the amount by which Gross Profit is less than Tier IV, but greater than Tier III, is less than Tier III, but greater than Tier II, or is less than Tier II, but greater than Tier I, as the case may be; and provided, further, that (iii) if Gross Profit for the Second GP Measurement Period is greater than the FY 2023 Tier IV Gross Profit Amount, and Gross Profit for the First GP Measurement Period was less than the FY 2022 Tier IV Gross Profit Amount, then Sellers will be eligible to receive additional cash consideration in an amount calculated by (A) adding, dollar for dollar, the amount by which Gross Profit for the Second GP Measurement Period exceeded the FY 2023 Tier IV Gross Profit Amount to the Gross Profit amount from the First GP Measurement Period (such result, the “First GP Catch-up Gross Profit Amount”); (B) determining the amount of First GP Earnout Amount that would have been due to Sellers under Section 2.5(b) based on the First GP Catch-up Gross Profit Amount; and (C) subtracting the First GP Earnout Amount from the amount determined in (B) (such amount, the “First GP Earnout Catch-up Amount”); and provided, further, that (iv) if (A) Gross Profit for the First GP Measurement Period is greater than the FY 2022 Tier IV Gross Profit Amount , (B) Gross Profit for the Second GP Measurement Period is greater than the Second GP Earnout Hurdle Amount, but less than the FY 2023 Tier IV Gross Profit Amount, and (C) aggregate Gross Profit for the First GP Measurement Period and the Second GP Measurement Period is at least the Aggregate Gross Profit Hurdle Amount, then Sellers will be eligible to receive additional cash consideration in an amount calculated by (X) adding, dollar for dollar, the amount by which Gross Profit for the First GP Measurement Period exceeded the FY 2022 Tier IV Gross Profit Amount to the Gross Profit Amount from the Second GP Measurement Period (such result, the “Second GP Earnout Catch-up Gross Profit Amount”); (Y) determining the amount of Second GP Earnout Amount that would have been due to Sellers under this Section 2.5(c) based on the Second GP Catch-up Gross Profit Amount; and (Z) subtracting the Second GP Earnout Amount from the amount determined in (Y) (such amount, the “Second GP Earnout Catch-up Amount”), provided, however, that the Second GP Earnout Catch-up Amount, if due in accordance with the satisfaction of the conditions set forth in this Section 2.5(c), will not exceed the lesser of (notwithstanding anything that would indicate to contrary) (1) $6,000,000 or (2) the amount that when added to the Second GP Earnout Amount, equals $25,000,000 (stated differently, the sum of the Second

GP Earnout Catch-up Amount and the Second GP Earnout Amount will never be greater than $25,000,000). Further notwithstanding anything to the contrary contained herein, the First GP Earnout Catch-up Amount will never be less than $0 or greater than $25,000,000; the Second GP Earnout Catch-up Amount will never be less than $0 or greater than $6,000,000; and the sum of the First GP Earnout Amount, plus the Second GP Earnout Amount, plus the First GP Earnout Catch-up Amount (if any), plus the Second GP Earnout Catch-up Amount (if any), will never be greater than $50,000,000.
(d)    On or before the 60th day after the end of each Measurement Period, Buyer will prepare and deliver to the Representative a statement (each an “Earnout Statement”) stating, in reasonable detail, Buyer’s determination of the Applicable Financial Calculations for the most recently completed Measurement Period and calculation of the Earnout Amount, if any. The Applicable Financial Calculations for the Measurement Period and the Earnout Amount (if any), in each Earnout Statement will become final and binding upon the Parties 45 days after Buyer gives each Earnout Statement to the Representative, unless the Representative gives written notice, in reasonable detail, of disagreement therewith to Buyer at or before the end of such 45-day period (a “Notice of Earnout Disagreement”). If the Representative gives a Notice of Earnout Disagreement at or before the end of such 45-day period, then the Applicable Financial Calculations for the Measurement Period and the Earnout Amount (if any) (as finally determined under the following clause (b)(1) or (b)(2)) will become final and binding on the Parties upon the earlier of (1) the date the Representative and Buyer resolve in writing the last of the differences they have with respect to the determination of the Applicable Financial Calculations for the Measurement Period and the Earnout Amount (if any), or (2) the date the last of such differences is finally resolved in writing by the Arbitrator pursuant to Section 2.5(c).
(e)    During the 30-day period after a Notice of Earnout Disagreement is given, the Representative and Buyer will attempt to resolve in writing any differences that they have regarding any item in such Notice of Earnout Disagreement. If, at the end of such 30-day period, the Representative and Buyer have not reached agreement on all such differences, then either the Representative or Buyer may require that the items that remain in dispute be promptly submitted to the Arbitrator for review and resolution. The Arbitrator will determine procedures for such arbitration, subject to the terms hereof. The Arbitrator will only consider the items that remain in dispute. The Arbitrator’s engagement will state that the Arbitrator will render a decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator. The Arbitrator will determine the Applicable Financial Calculations for the Measurement Period and the Earnout Amount (if any) solely based on submissions made by the Representative and Buyer consistent with the terms hereof (and not by independent review). The Arbitrator will not assign a value to any item that is greater than the greater value for such item claimed by the Representative or Buyer or less than the lesser value for such item claimed by the Representative or Buyer. The fees and expenses of the Arbitrator will be allocated in accordance with Section 2.4(d).
(f)    If Sellers are entitled to the EBITDA Earnout Amount, within thirty days after EBITDA for the EBITDA Measurement Period and the EBITDA Earnout Amount (if any) become final and binding on the Parties, Buyer will issue and deliver to each Seller, such Seller’s Pro Rata Share (net of all applicable ETU Earnout Payment Amounts), in the name of such Seller, in book entry, the EBITDA Stock Consideration, free and clear of all Encumbrances (other than those arising under securities Laws and pursuant to the Equity Agreements). If Sellers are entitled to the First GP Earnout Amount, the Second GP Earnout Amount, the First GP Earnout Catch-up Amount or the Second GP Earnout Catch-up Amount, within thirty days after Gross Profit for the applicable Measurement Period and the Earnout Amount (if any) become final and binding on the Parties, Buyer will pay to Falcon Family only (net of all applicable ETU Earnout Payment Amounts), and not to each Seller its Pro Rata Share, the amount of the First GP Earnout Amount, the Second GP Earnout Amount or GP Earnout Catch-up Amount, as applicable, pursuant to wire transfer instructions received from Falcon Family. Buyer will cause Barletta to pay the amount of any EBITDA Earnout Amount payments, First GP Earnout Amount payments, Second GP Earnout Amount payment, First GP Earnout Catch-up Amount payments or Second GP Earnout Catch-up Amount payments due to Barletta employee ETU Plan participants under the terms of the ETU Plan (each, plus all applicable Taxes and expenses, an “ETU Earnout Payment Amount” and collectively, the “ETU Earnout Payment Amounts”) to such ETU Plan participant (net of Taxes and withholdings) through Barletta payroll pursuant to the terms of the ETU Plan. All ETU Earnout Payment Amounts will be paid by Barletta to such participants in cash. The parties acknowledge and agree that payments due to ETU Plan participants together with all applicable employment taxes and expenses with respect to such payments will result in a corresponding dollar for dollar reduction in the amount of payments payable to the Sellers under this Section 2.5.
(g)    Each Seller acknowledges and agrees that (1) the sole and exclusive right of such Seller under this Section 2.5 will be to receive the Earnout Amount, if Barletta actually achieves the requisite levels of the Applicable Financial Calculations for the applicable Measurement Periods, (2) Buyer is not under any obligation to provide any specific level of investment or financial assistance to any Acquired Company or, subject to the requirements of Section 2.5(h), to undertake any specific actions (or to refrain from taking any specific actions) with respect to the operation of any Acquired Company, and (3) Buyer is not representing or warranting that any specific level of EBITDA or Gross Profit will be achieved nor, except as set forth in Section 2.5(h), will Sellers have any claims against Buyer arising from the Acquired Companies’ failure to meet for any reason any specific level of EBITDA or Gross Profit. Further, each Seller hereby acknowledges and agrees to the payment of all of the First GP Earnout Amount (and any First GP Earnout Catch-up Amount) and Second GP Earnout Amount (and any Second GP Earnout Catch-up Amount) to Falcon Family and not to the Sellers by Pro Rata Share as provided for herein, and hereby irrevocably and unconditionally waives, releases and forever discharges Buyer and its Affiliates from any and all rights, claims, debts, causes of action, Proceedings, obligations, Losses and other Liabilities of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, including for direct, indirect, compensatory, special, incidental or punitive damages, equitable relief or otherwise related to such payment of the First GP Earnout Amount (and any First GP Earnout Catch-up Amount) and Second GP Earnout Amount (and any Second GP Earnout Catch-up Amount) to Falcon Family and not to the Sellers by Pro Rata Share, and further, Sellers will jointly and severally indemnify, defend and hold harmless Buyer from and against all Losses of Buyer and each of Buyer’s Affiliates arising out of, relating to or resulting therefrom.
(h)    Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the earnout payments provided for in this Section 2.5. Further, from Closing and through the Second GP Measurement Period, (i) Buyer shall cause the Business to be operated in good faith, in all respects; and (ii) Representative shall have the right, on a quarterly basis, to request a meeting at a mutually agreeable time and place (with such agreement not to be unreasonably withheld) to be attended by the CEO of Barletta, the CFO of Barletta, a member of Buyer’s senior management team (as designated by Buyer) and a member of Barletta’s board of directors, to engage in good faith, non-binding dialogue with respect to Barletta’s operations, and to receive at such meeting, in reasonable detail, financial and operational information from Barletta, provided that these discussions and information are subject to strict confidentiality obligations, including those set forth in Section 5.5 and W. Fenech’s Employment Agreement, and generally that such information be kept confidential and used only for purposes of the discussions on Barletta’s status, and provided, further, that after the cessation of his employment with Barletta, Barletta shall not be required to provide any documents, information or other materials to W. Fenech, and W. Fenech shall not be allowed to participate in discussions that, in either case are legally sensitive, result in disclosure of trade secrets, or are determined by legal counsel to constitute a conflict of interest or where such provision or participation would jeopardize Barletta’s attorney-client privilege.
(i)    Buyer will use good faith, reasonable efforts, to cause the acquirer in any sale of substantially all of the assets, operations or equity of Barletta by Buyer on or before the expiration of the Second GP Measurement Period to assume the obligations set forth in this Section 2.5, including those set forth in Section 2.5(h) and Section 2.5(i).
    2.6    Purchase Price Allocation. The Purchase Price and other relevant items shall be allocated among assets of the Acquired Companies in accordance with Section 1060 of the Code and any comparable provisions of state, local or foreign law, as appropriate, using the methodologies set forth on Schedule 2.6. Such allocation shall be set forth on a schedule prepared by Buyer and delivered to Sellers within 60 days after the determination of the Final Cash Consideration pursuant to Section 2.4. The Representative shall have 30 days following delivery of the allocation schedule to give written notice to Buyer that Sellers dispute the allocation set forth on such schedule (which notice shall contain reasonable supporting details). If the Representative does not respond to Buyer within 30 days following delivery of the allocation schedule, Sellers shall be deemed to have consented to the allocation set forth on such schedule. If the Representative timely provides written notice to Buyer’s of Sellers’ disagreement with such schedule and the parties are unable to resolve the dispute within 30 days of delivery of such written notice, then Sellers and Buyer shall utilize their own separate versions of the allocation for all purposes. The allocation if agreed upon by the parties shall be the final allocation for purposes of Section 1060 of the Code (the “Allocation”). If agreed, none of the parties shall take any position on any Tax Return inconsistent with the Allocation and each of the parties shall reflect the Allocation where relevant in all Tax filings, including IRS Form 8594.
ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers hereby represent and warrant to Buyer as follows:
3.1    Organization and Good Standing. Each Acquired Company is a duly organized and validly existing limited liability company and in good standing under the laws of the state and country in which it was organized or formed, which is set forth with respect to each Acquired Company on Schedule 3.1. Each Acquired Company is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, with each such jurisdiction being listed in Schedule 3.1, except in those jurisdictions where the failure to so qualify would not have a materially adverse effect on any Acquired Company. Each Acquired Company has full limited liability company power and authority to own and lease its properties and assets and conduct its business. Sellers have delivered to Buyer true, correct and complete copies of the Organizational Documents of each Acquired Company. Schedule 3.1 lists the managers and officers of each Acquired Company. Each Acquired Company’s minute books (which contain the records of meetings of the equityholders, members, partners, managers, board of directors, and board of governors (and any committees of any such board) of such Acquired Company (as applicable)) and each Acquired Company’s ownership records have been delivered to Buyer. No Acquired Company is in material breach or violation of any Organizational Document.
3.2    Capitalization. Schedule 3.2 lists (1) all authorized equity interests of each Acquired Company, (2) all outstanding equity interests of each Acquired Company, and (3) the holder of record of each outstanding equity interest of each Acquired Company. All outstanding equity interests of each Acquired Company are duly authorized, validly issued, fully paid and non-assessable. No equity interest of any Acquired Company was issued in breach or violation of any Organizational Document, any Applicable Law or any pre-emptive right (or other similar right) of any Person. Each Seller has good and valid title to its Barletta Interests and Three Limes Interests (as set forth on Schedule 3.2), free and clear of any Encumbrance (other than restrictions imposed by securities laws applicable to securities generally) and, immediately upon Buyer’s purchase of and obtaining the Acquired Equity Interests at Closing, Buyer will own all outstanding equity interests of Barletta and Three Limes, in each case, free and clear of any Encumbrance (other than restrictions imposed by securities laws applicable to securities generally). Except as listed in Schedule 3.2, and other than rights of Buyer created hereunder, there is no: (1) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, any Acquired Company; (2) equity appreciation, phantom stock, profit participation, profits interest or similar right with respect to any Acquired Company; or (3) trust (including any voting trust), proxy or other Contract with respect to any equity interest of any Acquired Company. Except as listed in Schedule 3.2, no Acquired Company directly or indirectly owns or otherwise holds any interest (equity or other) of any other Person, and no Acquired Company has any right (including contingent right) to obtain such an interest. The Acquired Equity Interests are uncertificated.
3.3    Authority and Authorization; Conflicts; Consents.
(a)    Authority and Authorization. The execution, delivery and performance of this Agreement and each Transaction Document of each Seller or any of its Affiliates have been duly authorized and approved by all necessary limited liability company or other action with respect to such Seller and its Affiliates, and each such authorization and approval remains in full force and effect. This Agreement and each Transaction Document of each Seller or any of its Affiliates is the legal, valid and binding obligation of each Seller and each such applicable Affiliate, enforceable against each Seller and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Each Seller and each such applicable Affiliate has all capacity, power and authority to enter into this Agreement and each Transaction Document to be executed and delivered by such Seller or such applicable Affiliate and to consummate the transactions contemplated herein and therein.
(b)    Conflicts. Except as listed in Schedule 3.3(b), neither the execution nor delivery by any Seller of this Agreement or by any Seller or any Affiliate of any Seller of any Transaction Document nor consummation by any Seller or any Affiliate of any Seller of the transactions contemplated herein or therein did, does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or Liability under any Organizational Document; (2) violate any Applicable Law or Order; (3) constitute a breach or violation of or a default under, contravene, conflict with or give rise to or create any right or obligation of any Person to create, accelerate, increase, terminate, renegotiate, modify or cancel any right or Liability, including with respect to any Insurance Policy, Company Plan, Permit, Real Property Lease or other Contract; (4) give rise to any Material Adverse Effect on any Acquired Company’s ability to conduct its business after Closing or in any material respect to any limitation, restriction; or (5) give rise to any Encumbrance.
(c)    Consents. Except as listed in Schedule 3.3(c) and except as required by the HSR Act, no Consent is required in connection with the execution, delivery or performance of this Agreement or any Transaction Document by any Seller or any Affiliate of any Seller or consummation of the transactions contemplated herein or therein by any Seller or any Affiliate of any Seller.
3.4    Financial Statements and Undisclosed Liabilities.

(a)    Financial Statements Defined. Schedule 3.4(a) contains a true, correct and complete copy of the following:
(1)    the audited (A) balance sheet of Barletta as of each of December 31, 2019 and December 31, 2020 (the latter of such dates is the “Annual Balance Sheet Date” and such balance sheet as of the Annual Balance Sheet Date is the “Annual Balance Sheet”); (B) statements of income, changes in members’ equity and cash flows of Barletta for the fiscal year ended on each of December 31, 2019 and December 31, 2020; and (C) notes to the foregoing and the reports thereon of the independent accountants of Barletta (collectively, the “Annual Financial Statements”); and
(2)    the unaudited interim (A) balance sheet of Barletta as of June 30, 2021 (such date is the “Interim Balance Sheet Date” and such balance sheet is the “Interim Balance Sheet”); and (B) income statement of Barletta for the 6-month period ended on the Interim Balance Sheet Date (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).
(b)    Financial Statements. Except as listed in Schedule 3.4(b), the Financial Statements (1) were prepared in accordance with GAAP, consistently applied, (2) were prepared in accordance with, and are consistent with, the books and records of Barletta (which books and records are correct and complete in all material respects) and (3) fairly present, in all material respects, the assets, Liabilities and financial condition of Barletta at their respective dates and the results of operations (including the income, changes in stockholders’ equity and cash flows) of Barletta for the respective periods covered thereby, except that the Interim Financial Statements are subject to normal year-end adjustments (which adjustments would not be material, individually or in the aggregate, and would be of a normal and recurring type consistent with those for the Annual Financial Statements) and do not have notes included therewith (which notes would not be material, individually or in the aggregate, and would be consistent in all material respects with the notes to the Annual Financial Statements). The financial records of each Acquired Company, all of which Sellers have made available to Buyer, are true, correct and complete in all material respects and represent actual, bona fide transactions.
(c)    Undisclosed Liabilities. No Acquired Company has any Liability, except for any Liability: (1) in the amount and corresponding type expressly set forth therefor on the Interim Balance Sheet; (2) that has arisen in its Ordinary Course of Business since the Interim Balance Sheet Date that does not arise out of, relate to or result from, directly or indirectly, any breach of Contract, breach of warranty, tort, infringement or other violation of Applicable Law; (3) not required to be disclosed in accordance with GAAP; or (4) listed in Schedule 3.4(c).
(d)    Accounts Receivable. Except as listed in Schedule 3.4(d), all accounts receivable (including any notes receivable or retainage) of each Acquired Company that are reflected on the balance sheets in the Financial Statements or on the accounting records of any Acquired Company (collectively, the “Accounts Receivable”) did represent or will represent at Closing (as applicable) valid obligations arising from sales actually made or services actually performed in its Ordinary Course of Business. Except as listed in Schedule 3.4(d), there is no existing or, to Sellers’ Knowledge, Threatened contest, claim or right of set-off of or by any obligor of any Account Receivable regarding the amount or validity of such Account Receivable.
(e)    Indebtedness. Schedule 3.4(e) lists all Indebtedness of each Acquired Company, and all such Indebtedness of each Acquired Company is being paid and satisfied in full at Closing or is taken into account determining Final Closing Indebtedness. The Acquired Companies were eligible to apply for and receive the PPP Loan pursuant to and in accordance with Applicable Law. The application materials, and all certifications therein, submitted by the Acquired Companies with respect to the PPP Loan are true and correct in all respects, were made in good faith, and comply in all respects with Applicable Law. The Company used all of the proceeds of the PPP Loan solely for uses, and in amounts, that are permitted under Applicable Law. The loan forgiveness application and related materials, and all certifications therein, submitted by or on behalf of the Acquired Companies with respect to forgiveness of the PPP Loan are true and correct in all material respects.
(f)    Inventory. With respect to the inventory of each Acquired Company (including all raw materials, supplies, work-in-process and finished goods), (1) all of such inventory is merchantable and fit for the purpose for which it was procured or produced, (2) all of such inventory other than written-off inventory, except to the extent of reserves for inventory write-down shown on the face of the Interim Balance Sheet, consists of a quality and quantity usable and salable in its Ordinary Course of Business, (3) none of such inventory is slow-moving, obsolete, damaged or defective, except to the extent of reserves for inventory write-down shown on the face of the Interim Balance Sheet, (4) the net quantities not reserved for of each item of such inventory are not excessive and are reasonable in the present circumstances of such Acquired Company, (5) all of such inventory not written off has been priced at the lower of cost or net realizable value on a first in, first out basis, except in each case subject to the reserve for inventory writedown shown on the face of the Interim Balance Sheet as adjusted for the passage of time through Closing in accordance with the past custom and practice of such Acquired Company, and (6) none of such inventory is on consignment.
3.5    Taxes.
(a)    All Returns that were required to be filed by, on behalf of or with respect to any Acquired Company or any Affiliated Group which included any Acquired Company were timely filed on or before the applicable due date (taking into account any extension of such due date) and were materially correct and complete in all respects. All Taxes owed by or with respect to any Acquired Company or any such Affiliated Group with respect to any Pre-Closing Tax Period were paid when due (whether or not shown as due on any Return). Sellers have delivered to Buyer a true, correct and complete copy of each income tax Return and other material tax Returns filed by or with respect to any Acquired Company for any Taxable period ended on or after January 1, 2017. No Acquired Company or any predecessor thereof has been a member of a group (including an Affiliated Group) with which it has filed or been included in a combined, consolidated or unitary Income Tax Tax Return, other than the group in which it is currently a member.
(b)    No claim has been made by any authority in a jurisdiction where any Acquired Company does not file any Return that such Acquired Company is or may be subject to Taxation by such jurisdiction.
(c)    All Taxes that any Acquired Company is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, shareholder, member, partner, nonresident, creditor or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Authority or other Person. All Tax information reporting requirements of or with respect to each Acquired Company have been satisfied in all material respects.
(d)    No Tax Proceeding is being conducted or is, to Sellers’ Knowledge, Threatened with respect to any Acquired Company. There are no Encumbrances for Taxes on any assets of any Acquired Company, except for Taxes not yet due and payable.

(e)    No Acquired Company has in effect any waiver of any statute of limitations regarding any Tax, has not agreed to any extension of time regarding the assessment of any Tax deficiency or granted any power of attorney that is currently in force with respect to any matter relating to any Tax.
(f)    Except as set forth on Schedule 3.5(f), no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) change in (or use of an improper) method of accounting for a Taxable period ending on or before the Closing Date; (2) “closing agreement” as described in section 7121 of the Code or other agreement with a Governmental Authority (or any similar provision of any Applicable Law) executed on or before the Closing Date; (3) intercompany transaction or excess loss account described in Treasury Regulations under section 1502 of the Code (or any similar provision of any Applicable Law); (4) installment sale or open transaction disposition made on or before the Closing Date; or (5) election pursuant to section 965 of the Code, and no election under Section 965(h) of the Code has been made.
(g)    No Acquired Company has been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract that includes any Person. No Acquired Company or any predecessor thereof is liable for any Tax of any Taxpayer, as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement) or otherwise, for any Taxable period beginning on or before the Closing Date. After the Closing Date, no Acquired Company nor any Affiliate of any Acquired Company nor any predecessor of any of them will be bound by or have any Liability under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, including for any amount due with respect to any period ending on or before the Closing Date.
(h)    Each Acquired Company has disclosed on all applicable Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of section 6662 of the Code. No Acquired Company has engaged in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2) or any predecessor regulation, and each Acquired Company has properly disclosed in its Returns all “reportable transactions” within the meaning of Treasury Regulations section 1.6011-4(b)(1), any predecessor regulation or any similar provision of any Applicable Law.
(i)    There is no unsatisfied Liability for any Tax with respect to any notice of deficiency or similar document received by any Acquired Company with respect to any Tax.
(j)    Each Acquired Company, is and always has been, and will be on the Closing Date, classified as a partnership for all Income Tax purposes.
(k)    Except as set forth on Schedule 3.5(k), no Acquired Company is a partnership, for U.S. federal income Tax purposes, (A) 50% or more of the value of the gross assets of which consists of U.S. real property interests and (B) 90% or more of the value of the gross assets of which consists of U.S. real property interests plus cash or cash equivalents.
(l)    No Acquired Company has made an election to apply the provisions of Section 1101(g)(4) of the Bipartisan Budget Act of 2015 to any taxable period.
(m)    No closing agreement pursuant to section 7121 of the Code (or any predecessor provision or any similar provision of any Applicable Law) has been entered into by or with respect to any Acquired Company.

(n)    Each agreement, Contract, arrangement, or Company Plan of any of the Acquired Companies that is a “nonqualified deferred compensation plan” (as defined for purposes of Code section 409A(d)(1)) is in documentary and operational compliance with Code section 409A and the applicable guidance issued thereunder, and no amounts under any such agreement, Contract, arrangement or Company Plan is or has been subject to the interest and additional tax set forth under Code Section 409(a)(1)(B). None of the Acquired Companies or any Affiliated Group is party to any agreement, Contract, arrangement or Company Plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law).
(o)    None of the Acquired Companies has any obligation to gross-up, reimburse or indemnify any individual for any Taxes, including those imposed under Code Sections 4999 or 409A.
(p)    No Acquired Company is, or has ever been, party to or the beneficiary of any Tax exemption, Tax holiday, Tax increment financing transaction or other Tax reduction Contract or order with any Governmental Authority or other Person.
(q)    No Acquired Company is subject to Tax in any jurisdiction other than the country in which it was incorporated or formed by virtue of: (i) having a permanent establishment or other place of business in such jurisdiction or (ii) having a source of income in such jurisdiction.
(r)    No Acquired Company has, pursuant to any Covid-19 Law or any other applicable Law, deferred any payroll Taxes or taken a credit for any payroll Taxes. No Acquired Company has deferred the withholding, payment or deposit of any payroll Taxes pursuant to the “Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” issued by the President of the United States on August 8, 2020.
(s)    No Acquired Company has any prepaid amount or advance payment received or paid prior to the Closing, or deferred revenue realized prior to the Closing, that would be includable in the taxable income of Buyer after the Closing.
3.6    Litigation and Orders. There is no, and at all times during the past three years there has been no, Proceeding pending or, to Sellers’ Knowledge, Threatened against any Seller, any Acquired Company, or to which any Seller or any Acquired Company is (or was) a party or to which any of its properties or assets is (or was) subject. Neither any Seller nor any Acquired Company is subject to (or, at any point during the past three years has been subject to) any Order.
3.7    Compliance with Law. Except as listed in Schedule 3.7(a), at all times during the past three years, each Acquired Company has been in compliance with all Applicable Laws in all material respects. Except as listed in Schedule 3.7(a), no written notice has been received by any Acquired Company at any time during the past seven years from any Governmental Authority alleging that any Acquired Company is not or was not in compliance in any material respect with any Applicable Law. Each Acquired Company possesses and is, and at all times during the past three years has been, in compliance in all material respects with each Permit held by such Acquired Company to own, operate and use its properties and assets and conduct its business. Schedule 3.7(b) lists all Permits required by any Applicable Law or Contract to be held by each Acquired Company. Each such Permit is valid and in full force and effect (and will be following the consummation of the transactions contemplated herein) and, at all times during the past three years, no Acquired Company has received any notice to the contrary.
3.8    Contracts.

(a)    Schedule 3.8(a) lists, as of the date hereof, the following Contracts to which any Acquired Company is a party or by which any of its properties or assets is subject (each a “Major Contract”), and, to the extent that a Major Contract is oral, such Schedule contains an accurate description of the material terms thereof, and each Major Contract is listed under a heading in such Schedule that corresponds with each applicable clause among the following to which such Major Contract relates:
(1)    each Contract regarding any employment, severance, retention, incentive, change-of-control or deferred compensation terms, including employee offer letters and Contracts containing restrictive covenants (including covenants with respect to nondisclosure, confidentiality, non-solicitation, non-competition, proprietary rights or assignment of inventions);
(2)    each collective bargaining, works council or other labor or union Contract;
(3)    each obligation not to compete or other obligation restricting any business or other action with respect to any period, geography, good or service, including any grant of exclusivity (including partial exclusivity);
(4)    each lease (as lessor or lessee) or use agreement of personal property;
(5)    each Contract containing any obligation or right to pay or receive any royalty, license fee or similar amount or to license (either as licensor or licensee) any Intellectual Property or with respect to the development or ownership of any Intellectual Property;
(6)    each Contract regarding any management, personal service, independent contractor, consulting or other similar type of service (other than any Contract that is terminable at will or upon not more than 30 days’ notice by the applicable Acquired Company, in each case without any Liability to any Acquired Company except any ordinary course recurring payment with respect to any service rendered before such termination that concludes upon such termination);
(7)    each Contract for the purchase or sale of any good (including any supply, raw material, part or component or other inventory or product) or service (other than any Contract entered into in its Ordinary Course of Business on an order-by-order basis where the aggregate amount to be paid or received under such written Contract is less than $50,000 or such oral Contract is less than $100,000);
(8)    each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease, financing lease or other similar Contract;
(9)    each Contract with respect to any Indebtedness of any Acquired Company or that creates any Encumbrance upon any asset of any Acquired Company;
(10)    each Contract under which any Acquired Company has advanced or loaned to any other Person any amount that remains outstanding;
(11)    each power of attorney or similar Contract that provides any Person the right or power to bind any Acquired Company;
(12)    each Real Property Lease;

(13)    each partnership, franchise, joint venture, cooperative, group, consortium or similar Contract (including any Contract involving the sharing of revenues, sales, profits, losses, costs or other Liabilities), including all Contracts with or otherwise related to or stemming from or resulting from any Acquired Company’s interaction with and through (including supply and purchase arrangements and agreements with Persons supplying to and through any of the foregoing;
(14)    each Contract with any distributor or broker of any good or service;
(15)    each Contract for any advertising or promotional service or website design or hosting;
(16)    each Contract containing any most-favored terms provision in favor of any counterparty of any Acquired Company or establishing an exclusive arrangement or priority sale or purchase right or obligation or establishing minimum or maximum purchase or sale obligations;
(17)    each Contract requiring that any Acquired Company obtain or maintain insurance coverage, bond or similar item or collateral (regardless of whether the amount is specified);
(18)    each Contract between or among any Acquired Company, on the one hand, and any Related Person or employee of any Acquired Company, any Seller or any other Affiliate of any Acquired Company or any Seller, on the other hand;
(19)    each Contract that imposes any confidentiality, standstill or similar obligation on any Acquired Company, except for those entered into in its Ordinary Course of Business;
(20)    each Contract with a supplier or customer required to be listed on Schedule 3.20(a);
(21)     each Contract containing any cost savings or liquidated damages provision;
(22)     each Contract that is terminable, cancellable, or modifiable upon a change-in-control of any Acquired Company;
(23) each Contract under which any Acquired Company’s entering into this Agreement or the consummation of the transactions contemplated hereby would (with or without the giving of notice or passage of time) give rise to, or trigger the application of, any right of any third party or any obligation of any Acquired Company (including any Contract with any current or former employee, officer, governor, manager, director, consultant, independent contractor or agent that may require any Acquired Company to incur any obligation, in cash or otherwise, as a result of the transactions contemplated by this Agreement, whether such payment is due before, at or after Closing); and

(24)    each other Contract not entered into in the Ordinary Course of Business of the applicable Acquired Company or that is otherwise material to the applicable Acquired Company.
(b)    Sellers have delivered to Buyer a true, correct and complete copy of each Major Contract (or, to the extent that a Major Contract is oral, an accurate description of the material terms thereof is included in Schedule 3.8(a)). With respect to each Major Contract: (1) such Major Contract is legal, valid and binding, in full force and effect and enforceable in all material respects (except to the extent enforceability may be limited by any Enforcement Limitation) in accordance with its terms against each Acquired Company party thereto and, to Sellers’ Knowledge, against each other party thereto, and such Major Contract will continue to be so legal, valid, binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) on identical terms upon the consummation of the transactions contemplated herein; (2) each Acquired Company party thereto is not and, to Sellers’ Knowledge, no other party thereto is in material breach of or default under such Major Contract and no party thereto has given to any other party thereto notice alleging that a breach or default occurred; (3) to Sellers’ Knowledge, no event has occurred that (with or without the passage of time or giving of notice) would constitute a breach or violation of or a default under, contravene, conflict with or give rise to or create any right or obligation of any Person to create, accelerate, increase, terminate, renegotiate, modify or cancel any right or Liability under, such Major Contract; (4) no Acquired Company has waived any material right or Liability under such Major Contract; (5) no Acquired Company has and, to Sellers’ Knowledge, no other party to such Major Contract has terminated, modified, accelerated or canceled such Major Contract or any material right or Liability thereunder or communicated such party’s desire or intent to do so; and (6) no Acquired Company has received any prepayment under such Major Contract for any service that has not been fully performed or good that has not been supplied (other than as will be fully reflected in Final Net Working Capital).
(c)    Schedule 3.8(c) contains true correct copies of each Acquired Company’s form of dealer Contracts. Except as disclosed on Schedule 3.8(c), all Contracts with dealers of any Acquired Company contain terms substantially similar to, and in any event no less favorable to the applicable Acquired Company in any material respect than, the terms set forth in the forms disclosed in Schedule 3.8(c).
3.9    Certain Assets.
(a)    Each Acquired Company has good and marketable title to, or a valid leasehold interest in (under a Major Contract) or a valid license for (under a Major Contract), each asset that is used by it, located on any of its premises, shown on the Interim Balance Sheet or obtained by it after the Interim Balance Sheet Date or as is necessary for the conduct of its business, free and clear of any Encumbrance other than any Permitted Encumbrance, except in each case for any asset disposed of in its Ordinary Course of Business since the Interim Balance Sheet Date or as listed in Schedule 3.9(a).
(b)    Each such asset described in Section 3.9(a) is free from material defects (patent and latent), has been maintained in accordance with normal applicable industry practice, is in good operating condition and repair and is suitable and sufficient for the purposes for which it is used, in each case except for normal wear and tear. An Acquired Company has exclusive possession and control of each such asset described in Section 3.9(a) at the Real Property.
(c)    The assets of the Acquired Companies comprise all of the material tangible and intangible assets that are used by the Acquired Companies in the conduct of their businesses and,

immediately after Closing, each Acquired Company will own or have a valid right to use all material tangible and intangible assets sufficient for the continued conduct of its businesses after Closing in the same manner as conducted immediately prior to Closing.
3.10    Certain Accounts. Schedule 3.10 lists each bank account, cash account, brokerage account and other similar account in which any Acquired Company has any interest, and each Person with signing authority on any such account.
3.11    Real Property.
(a)    Schedule 3.11(a)(1) lists (i) all real property that is owned in fee by the Sellers or any Acquired Company and used in connection with the business of any Acquired Company (collectively, the “Owned Real Property”), and (ii) all real property and all interests in real property, in each case that is leased or occupied by any Acquired Company or that any Acquired Company has the right to occupy, now or in the future (each being “Leased Real Property”), along with a description of each lease, sublease (whether as lessor or lessee), license or sublicense (whether as licensor or licensee) or use agreement for the use or occupancy of real property (each being a “Real Property Lease”). The Owned Real Property and the Leased Real Property may collectively be referred to hereinafter as the “Real Property.” Except as listed in Schedule 3.11(a)(i), no Acquired Company owns, or has ever owned, any real property. The Sellers have delivered to Buyer copies of the deeds and other instruments (as recorded) by which the Sellers or any Acquired Company acquired each parcel of Owned Real Property, including copies of all title insurance policies, opinions, abstracts, and surveys, with respect to each such parcel. Each Acquired Company has good, marketable, and valid fee title to all Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.
(b)    All of the land, buildings, structures and other improvements used by any Acquired Company in the conduct of its business are included in the Real Property. Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Real Property. There is no pending or, to Sellers’ Knowledge, Threatened Proceeding regarding condemnation or other eminent domain Proceeding affecting any Real Property or any sale or other disposition of any Real Property in lieu of condemnation. No Real Property has suffered any material damage by fire or other casualty that has not been completely repaired and restored. No Acquired Company has received written or, to Sellers’ Knowledge, oral notice from any insurance company that such insurance company will require any alteration to any Real Property for continuance of a policy insuring any Real Property or for the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed). With respect to the Real Property, there is no development agreement or other Contract that limits the ability of any Acquired Company to protest any real property Tax, establishes any minimum real estate Tax, or requires any continued business operations by any Acquired Company. The use and occupancy of the Real Property are in material compliance with all Applicable Laws and all applicable insurance requirements, including those pertaining to zoning matters and the Americans with Disabilities Act, and materially conform to all such Applicable Laws on a current basis without reliance on any variance or other special limitation or conditional or special use permit.
(c)    Each Acquired Company has a valid and enforceable leasehold interest under each Real Property Lease to which it is a party, subject to any Enforcement Limitation. No Acquired Company is in default or otherwise in breach under any Real Property Lease and, to Sellers’ Knowledge, no other party is in default or otherwise in breach thereof. No party to any Real Property Lease has exercised any termination right with respect thereto. Sellers have provided to Buyer a true, correct and complete copy of each Real Property Lease. Each Real Property Lease is in full force and effect and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties. All rent and other sums and charges payable by any Acquired Company as tenant thereunder are current. No party to any Real Property Lease has repudiated any provision thereof and there is no dispute, oral agreement or forbearance program in effect with respect to any Real Property Lease. Each Acquired Company has good title to the leasehold estate and other rights of the tenant with respect to the property affected by each Real Property Lease to which it is a party, free and clear of all Encumbrances, except any (1) Permitted Encumbrance or (2) Encumbrance on the applicable fee title, the payment or performance of which is not the responsibility of any Acquired Company as tenant under the applicable Real Property Lease.
(d)    Except as listed in Schedule 3.11(d): (1) no Acquired Company has given any mortgagee or other Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Real Property Lease, affect any right or obligation under any Real Property Lease or otherwise be binding upon any successor to any Acquired Company’s position under any Real Property Lease; (2) no Acquired Company has contested, and no Acquired Company is currently contesting, any operating cost, real estate Tax or assessment or other charge payable by the tenant under any Real Property Lease; (3) there is no purchase option, right of first refusal, first option or other right held by any Acquired Company with respect to, or any real estate or building affected by, any Real Property Lease that is not contained within such Real Property Lease; and (4) no Acquired Company has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Real Property Lease or to purchase the real property subject to any Real Property Lease. Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to cancel, terminate, or modify, any Real Property Lease.
(e)    To Sellers’ Knowledge, there is no material defect in any structural component of any improvement on any Real Property or any of its electrical, plumbing, HVAC, life safety or other building systems. To Sellers’ Knowledge there is no material defect in the physical condition of any improvements located on or constituting a part of the Real Property, including the structural elements thereof, the mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, telephone, television, utility, and sprinkler systems) therein, the roofs or the parking and loading area. All water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by Law or necessary for the conduct of each Acquired Company’s business as it is now conducted are presently sufficient to conduct such business.
3.12    Environmental Matters.
(a)    Sellers have delivered to Buyer true, complete and correct copies of all non-privileged reports, Permits, authorizations, disclosures and other documents relating to the status of any of the Real Property, real property previously owned or occupied by any Acquired Company or otherwise relating to the business of any Acquired Company with respect to any Environmental Law, including that Sellers have delivered to Buyer copies of all Phase I and Phase II environmental site assessments related to any of the Real Property (or any real property previously owned or occupied by any Acquired Company) that are in any Seller’s possession or control.
(b)    Each Acquired Company has obtained each Permit that it is or was required to obtain under any Environmental Law (“Environmental Permits”, and all of the Environmental Permits that are currently held by each Acquired Company are listed in Schedule 3.12(b). Each Acquired

Company is currently and since its inception has been in material compliance with all Environmental Laws and the terms and conditions of all Environmental Permits. To Sellers’ Knowledge, no incident, condition, change, effect or circumstance with respect to any Acquired Company has occurred or exists that could reasonably be expected to prevent or interfere with such compliance by each Acquired Company in the future, including any failure to make a timely application or submission for renewal of any Environmental Permit.
(c)    There is no Environmental Claim pending or, to Sellers’ Knowledge, Threatened against any Acquired Company or against any Person whose Liability for such Environmental Claim any Acquired Company has or retained or assumed by Contract or under any Applicable Law. To Sellers’ Knowledge, no incident, condition, change, effect or circumstance has occurred or exists that would be expected to form the basis of an Environmental Claim against any Acquired Company or against any Person whose Liability for such Environmental Claim any Acquired Company has or retained or assumed by Contract or under any Applicable Law.
(d)    All on-site and off-site locations where any Acquired Company has stored, disposed or arranged for the disposal of any Hazardous Substance are listed in Schedule 3.12(d)(1).  All underground storage tanks, and the capacity and contents of such tanks, currently or formerly located on any of the Real Property are listed in Schedule 3.12(d)(2) to the extent known to Sellers.  No polychlorinated biphenyls (PCBs) are used or stored at any of the Real Property in violation of Environmental Laws.
(e)    There is not present in, on or under any of the Real Property or real property previously owned or occupied by any Acquired Company any Hazardous Substance in such form or quantity as to create any Liability of the any Acquired Company under any Environmental Law. No Acquired Company has installed, used, generated, treated, released, disposed of or arranged for the disposal of, transported, handled, marketed, distributed, or exposed any Person to, any Hazardous Substance, or, to the Sellers’ Knowledge, owned or operated any property or facility contaminated by any Hazardous Substance, in each case so as to create any Liability under any Environmental Law. No Real Property is listed on, or has been proposed for listing on, the National Priorities List under CERCLA, or any similar list. Except as listed on Schedule 3.12(e), there are no active or abandoned aboveground or underground storages tanks owned or operated by any Acquired Company, and any abandoned aboveground or underground storage tanks located on any Real Property have been properly abandoned or removed in compliance with applicable Environmental Laws.
(f)    Neither the execution of this Agreement nor consummation of the transactions contemplated by this Agreement will require any undertaking of any investigation or remedial action pursuant to any Environmental Law.
3.13    Intellectual Property.
(a)    Schedule 3.13(a) lists all Intellectual Property owned by or purported to be owned by each Acquired Company that is either unregistered or registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration, all as of the date hereof. Schedule 3.13(a) includes the following information: (i) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (ii) for each registered trademark and trademark application, the mark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), class of goods or services covered, description of goods or services, owner of record, and present status thereof; (iii) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; and (iv) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction..
(b)    Except as listed in Schedule 3.13(b), each Acquired Company owns (free and clear of all Encumbrances), or has the right to use without payment of any royalty, license fee or similar amount, the Intellectual Property necessary for the conduct of each Acquired Company’s business and each Acquired Company will continue to have such rights following the consummation of the transactions contemplated by this Agreement. No Acquired Company has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, development, use, exploitation, practice, sale, transfer or disposition of the Intellectual Property used in the conduct of such Acquired Company’s business. Each Acquired Company has taken all actions to protect, maintain and enforce all Intellectual Property of such Acquired Company.
(c)    Except as listed in Schedule 3.13(c):
(1)    (A) no Acquired Company has received notice that any Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority and (B) no Intellectual Property of any Acquired Company is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Proceeding and, to Sellers’ Knowledge, no such Proceeding is Threatened;
(2)    neither an Acquired Company nor any of such party’s goods or services, has or received any charge, complaint, claim, demand or notice alleging that any use, sale or offer to sell any good or service of any Acquired Company has infringed, interfered with, diluted, misappropriated, violated or threatened in any way or is presently infringing, interfering with, diluting, misappropriating, violating or threatening in any way any Intellectual Property of any other Person, including any claim that any Acquired Company must license or refrain from using any Intellectual Property of any other Person or any related offer by any other Person to license any Intellectual Property right of any other Person, nor has an Acquired Company engaged in false advertising or unfair competition;
(3)    no Acquired Company has provided notice, or made any complaint, claim or demand, alleging that any other Person infringes, dilutes misappropriates, or otherwise violates the Intellectual Property of an Acquired Company;
(4)    each Acquired Company is not and at no time has been interfering with, infringing upon, diluting, misappropriating or violating the Intellectual Property of any other Person, and, to Seller’s Knowledge, no other Person is or at any time has been interfering with, infringing upon, diluting, misappropriating or violating the Intellectual Property of any Acquired Company; and
(5)    no holding, decision, judgment or other Order has been rendered by any Governmental Authority, and no Contract, consent or stipulation exists, that would limit any Acquired Company’s use or enjoyment of any right in any Intellectual Property used by it.
(d)    To Sellers’ Knowledge, no former or current employee of any Acquired Company is bound by any Contract that restricts or limits the scope or type of work in which such employee may be engaged, places confidentiality restrictions on such employee or requires such employee to transfer, assign or disclose information concerning such employee’s work or any proprietary rights to any Person. To Sellers’ Knowledge, no Person that has developed or is developing Intellectual

Property for any Acquired Company is bound by any Contract that restricts or limits the scope or type of work in which such Person may be engaged by such Acquired Company, places confidentiality restrictions on such Person or requires such Person to transfer, assign or disclose information concerning such Person’s work for such Acquired Company or any proprietary rights of such Acquired Company to any Person.
(e)    With respect to each issued or registered item of Intellectual Property, such Intellectual Property is: (1) in compliance with all applicable legal requirements (including: payment of filing, examination and maintenance fees; proofs of working or use; post-registration filing of affidavits of use; and incontestability and renewal applications); (2) valid, subsisting, enforceable and in full force and effect; and (3) not subject to any maintenance fee, Tax or action that is due within 90 days after the Closing Date.
(f)    No funding, facilities or resources of any Governmental Authority or any university, college or other educational institution or research center were used in the development of any Intellectual Property used by any of the Acquired Companies. No Governmental Authority, university, college, or other educational institution or research center has any ownership in or rights to any Intellectual Property used by any of the Acquired Companies or data residing on Computer Systems of any Acquired Company.
(g)    All products and other items made, used or sold under any registered patent of any Acquired Company have been marked with the proper patent notice. All services, products and other items containing any trademark, service mark, trade name or service name of any Acquired Company bear the proper registration notice where permitted by Applicable Law. All material works encompassed or otherwise covered by any copyright of any Acquired Company have been marked with the proper copyright notice.
(h)    Each Acquired Company has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of all of its confidential or proprietary information of (i) such Acquire Company, including trade secrets, and has required all employees and other Persons (including customers and suppliers) with access to such confidential and proprietary information to use such information only for the benefit of the Acquired Company and (ii) of any other Person, that is provided to an Acquired Company; and, to Sellers’ Knowledge, none of such confidential or proprietary information has been used, divulged or appropriated either for the benefit of any Person or to the detriment of any Acquired Company or the applicable other Person.
(i)     The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, any of the Intellectual Property used by or necessary for the operation of the business, including the right to own, develop, make, license, use, have sold, have made, perform, copy, make derivative works of, sell, distribute, modify, and exploit any of the Intellectual Property as owned, used or held for use in the conduct of the each Acquired Company’s business as currently conducted.
3.14    Insurance.
(a)    Schedule 3.14(a) lists the following information with respect to each insurance policy to which any Acquired Company is a party or under which any of its properties or assets, or any of its directors or officers (or persons holding a similar role) or employees (in his or her capacity as such), is insured or otherwise the beneficiary of coverage (each an “Insurance Policy”): (1) the name of the insurer, the name of the policyholder and the name of each covered insured; and (2) the policy number, period of coverage and policy limits. Schedule 3.14(a) lists all self-insurance arrangements affecting any Acquired Company.
(b)    With respect to each Insurance Policy: (1) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect (subject to any Enforcement Limitation) in accordance with its terms against each Acquired Company that is a party or is otherwise subject thereto and, to Sellers’ Knowledge, against each other party thereto; (2) such Insurance Policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated herein (except to the extent enforceability may be limited by any Enforcement Limitation); (3) no Acquired Company is and, to Sellers’ Knowledge, no other party to such Insurance Policy is in default or otherwise in material breach thereof (including regarding payment of any premium or giving of any notice); and (4) no event has occurred that (with or without the passage of time or giving of notice) would constitute a breach or violation of or a default under, contravene, conflict with or give rise to or create any right or obligation of any Person to create, accelerate, increase, terminate, renegotiate, modify or cancel any right or Liability under, any such Insurance Policy, including that all premiums due with respect to such Insurance Policy have been paid. No Acquired Company has received any written notice that has not been resolved indicating that any amount is being called under any outstanding bond (surety, fidelity or other) issued for or otherwise with respect to any Acquired Company. To Seller’s Knowledge, each claim, incident, wrongful act or occurrence for which any Acquired Company reasonably expects to obtain coverage under any Insurance Policy has been reported to the applicable insurer. There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed or of which there is an outstanding reservation of rights.
3.15    Absence of Certain Events. Except as listed in Schedule 3.15, since January 1, 2021, (a) no Acquired Company has had any Material Adverse Effect, and (b) each Acquired Company has been operated in its Ordinary Course of Business.
3.16    Employee Benefits.
(a)    Schedule 3.16(a) lists all Company Plans. Each Company Plan that is wholly or partially self-insured by any Acquired Company or any ERISA Affiliate and the name of each self-insurer is specifically identified as such in Schedule 3.16(a). Each Company Plan that is subject to the laws of a jurisdiction outside of the United States and the name of such jurisdiction is specifically identified as such in Schedule 3.16(a).
(b)    Except as listed in Schedule 3.16(b): (1) each Company Plan (including each related trust, insurance Contract or fund) is in compliance in all material respects in form and operation with all applicable requirements of ERISA, the Code and any other Applicable Law; (2) each Company Plan has been administered in accordance with its Plan documents; (3) there has been no breach of fiduciary duty, Prohibited Transaction or other event with respect to a Company Plan which would reasonably be expected to result in an excise Tax or other claim or Liability against or with respect to any Acquired Company, Company Plan or Fiduciary of any Company Plan; (4) each requirement of section 4980B of the Code and parts 6 and 7 of Subtitle B of Title I of ERISA (including any provision of any such statute relating to COBRA continuation of health coverage) and each similar requirement under any Applicable Law relating to continuation of any Welfare Plan benefit, has been satisfied with respect to each Company Plan that is subject to any such requirement; and (5) for the past five years, no filing has been made or is currently pending with respect to any Company Plan under any voluntary compliance program of the IRS or the U.S. Department of Labor or applicable Governmental Authority.

(c)    Except as listed in Schedule 3.16(c), each Qualified Company Plan is in fact qualified under section 401(a) of the Code in form and operation, and each such Qualified Company Plan either (1) has received a current favorable determination letter from the IRS regarding such qualified status or (2) is a pre-approved plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the pre-approved plan sponsor, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Qualified Company Plan.
(d)    Each Acquired Company and each ERISA Affiliate has made on a timely basis all contributions and payments required to be made pursuant to the terms of each Company Plan, an underlying insurance Contract, the Code, ERISA or other Applicable Law with respect to all periods ending on or before the Closing Date and, for all such contributions and payments with respect to such period ending on or before the Closing Date that are not yet due and are not made at or before the Closing Date, the amounts thereof will be properly reflected in Final Net Working Capital to the extent a Liability of any Acquired Company.
(e)    Each Company Plan is in compliance with the applicable requirements for reporting and disclosure to participants under ERISA or other Applicable Law with respect to such Company Plan, and all required annual returns and other reports for each such Company Plan have been filed on a timely basis with the IRS, U.S. Department of Labor, PBGC and each other applicable Governmental Authority.
(f)    Except as listed in Schedule 3.16(f), at no time during the six calendar years preceding the calendar year in which the Effective Time occurs or since has any Acquired Company or any ERISA Affiliate maintained or made any contribution to any Title IV Plan or Multiemployer Plan. With respect to any Company Plan that is a Title IV Plan, (1) no accumulated funding deficiency, as defined in section 302 of ERISA and section 412 of the Code, exists (whether or not waived), (2) no event or condition exists that could be deemed a Reportable Event, (3) no condition or event exists that could subject any Acquired Company, such Company Plan or Fiduciary of such Company Plan to any penalty or other Liability under section 4062, 4063, 4064 or 4071 of ERISA and (4) the assets of such Company Plan are equal to or greater than the total accrued Liabilities of such Company Plan, whether or not vested, determined on a termination basis.
(g)    No Company Plan provides any health, dental, life insurance or similar welfare benefit to any employee of any Acquired Company or Affiliate thereof, or any dependent of such employee, following termination of such employee’s employment, except as may be required by section 4980B of the Code or any similar state law, and solely at the expense of the individual.
(h)    For each Company Plan, to the extent applicable, Sellers have furnished to Buyer a true, correct and complete copy of the following: (1) all current Plan documents and amendments thereto; (2) all related trust agreements, insurance Contracts or other funding arrangements; (3) all current Contracts with investment managers, recordkeepers or other service providers; (4) all current summary plan descriptions and summaries of material modifications; (5) most recent annual reports (Form 5500 series); (6) most recent actuarial valuation report; (7) most recent IRS determination, opinion or advisory letter; and (8) all correspondence within the last six years between the Plan Sponsor, any Acquired Company or any ERISA Affiliate and the IRS, U.S. Department of Labor, PBGC or any other applicable Governmental Authority. Schedule 3.16(h) contains a true, correct and complete summary of all material terms of each (if any) Company Plan that does not have written Plan documents.

(i)    No representation or other statement has been made to any Person with respect to any Company Plan that would entitle any employee, dependent or other individual to any benefit greater than or in addition to the benefits provided by the actual terms of any Company Plan, including as to any post-retirement health or death benefit. No representation or other statement has been made to any employee, dependent or other individual that any new Plan may or will be established.
(j)    Except as listed on Schedule 3.16(j): (1) no current or former employee, director, manager or consultant of any Acquired Company is a party to any employment agreement or other Contract with any Acquired Company or any Affiliate thereof that entitles such individual (or his or her beneficiary) to compensation or other consideration or any benefit or increased benefit under any Company Plan upon or as a result of the consummation of the transactions contemplated herein, sale or change of control of any Acquired Company or all or substantially all assets thereof or similar transaction; and (2) the consummation of the transactions contemplated herein (alone or together with any other event) will not entitle any Person to accelerate the time of payment or vesting, or increase the amount, of any compensation or any benefit under any Company Plan. Consummation of the transactions contemplated herein will not result in the payment or series of payments by any Acquired Company to any Person of an “excess parachute payment,” within the meaning of section 280G of the Code, (or the grossing up of such a payment for Taxes) or any other payment that is not fully deductible for all applicable Tax purposes under the Code.
(k)    Schedule 3.16(k) lists each Company Plan that is a “nonqualified deferred compensation plan,” within the meaning of section 409A of the Code and the applicable Treasury Regulations and other guidance issued by any Governmental Authority. Each such Company Plan has satisfied the requirements of section 409A of the Code and such Treasury Regulations and other guidance and has been operated in accordance with such requirements.
(l)    Except as listed in Schedule 3.16(l), no Acquired Company is bound by any collective bargaining agreement or other labor or similar agreement, understanding or relationship with any labor organization, works council, or employee group to maintain, contribute or participate in any Plan.
3.17    Employees and Labor Relations.
(a)    Except as listed in Schedule 3.17(a), with respect to each Acquired Company: (1) such Acquired Company has no present intention to terminate any employee’s employment; (2) to Sellers’ Knowledge, no employee thereof is a party to any confidentiality, non-competition, proprietary rights or similar Contract between such employee and any Person other than any Acquired Company that is material to the performance of such employee’s employment duties or the such Acquired Company’s ability to conduct the business of such Acquired Company; (3) there is no collective bargaining agreement or other labor or similar agreement, understanding or relationship with any labor organization, works council, or employee group, and has not been the prior five years; (4) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (5) no union organizing or decertification effort exists or has occurred in the past five years or, to Sellers’ Knowledge, is or was Threatened; (6) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred in the past five years or, to Sellers’ Knowledge, is or was Threatened; and (7) there is no workers’ compensation obligation, experience or matter that will or would be reasonably likely to materially adversely affect such Acquired Company (other than as is accrued in the Interim Balance Sheet).

(b)    Except as set forth on Schedule 3.17(b), no Acquired Company has any (1) employee working, in whole or part, outside the United States, and (2) employment-related or employment-type Liability with respect to any Person working, in whole or part, outside the United States.
(c)    Schedule 3.17(c) contains a list of all persons who are (or are deemed, under Applicable Law, to be) employees of any Acquired Company as of the date stated thereon (which date is not more than five Business Days prior to the date hereof), including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (1) name; (2) title or position (and stating whether full or part-time); (3) primary work location and employing entity; (4) status as exempt or non-exempt for wage and hour purposes, (5) hire date; (6) current annual base salary or hourly compensation rate; (7) summary of current year and prior year commission, bonus or other incentive-based compensation eligibility and receipt; (8) accrued and unused paid time off or vacation leave; (9) current leave status, including the nature of such leave and anticipated date of return to active employment; and (10) identification of any employment-related Contract. Except listed in Schedule 3.17(c), all employees of any Acquired Company are employed on an at-will basis terminable by the applicable Acquired Company without notice and without Liability to any Acquired Company. All employees of any Acquired Company have been and are properly classified as exempt or non-exempt for wage and hour purposes under Applicable Law. All consultants, independent contractors and other service providers have been and are properly classified as independent contractors under Applicable Law.
(d)    Except as listed in Schedule 3.17(d), no salaried employee listed in Schedule 3.17(c) has communicated to any Acquired Company any intention to cease such employee’s employment.
(e)    Schedule 3.17(e) lists each individual who, as of the date stated thereon, is an independent contractor of any Acquired Company and for each such independent contractor identifies: (1) the initial date of engagement with any Acquired Company; (2) the compensation terms; (3) the nature of the services provided by the independent contractor; and (4) whether the relationship is subject to any written agreement.
(f)    With respect to the transactions contemplated herein, any notice required under any Applicable Law or employment-related Contract has been given.
(g)    Throughout the past three years, no Acquired Company has implemented any plant closing or layoff of employees governed by the WARN Act or any similar Applicable Law, and no such action by any Acquired Company has been announced or is contemplated by any Acquired Company as of the date hereof.
(h)    No Acquired Company is a government contractor or subcontractor with any affirmative action obligations under Applicable Law.
(i)    Except as listed in Schedule 3.17(i): (1) each Acquired Company has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee or former employee of such Acquired Company with respect to whom such form is required under Applicable Law; (2) no Acquired Company has received any notice or other communication from any Governmental Authority or other Person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized or properly authorized to work in the country in which such employee is or has been employed; and (3) for each employee of any Acquired Company whose social security number (or purported social security number)

that has appeared on any “no-match” notification from the Social Security Administration (SSA), such employee or the applicable Acquired Company has resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number). No current employee of any Acquired Company is employed pursuant to a work visa and, to Sellers’ Knowledge, each current employee of each Acquired Company is authorized to work in the country in which such employee is working.
(j)    Except as listed in Schedule 3.17(j), in the past five years, no allegation of sexual harassment, discrimination based on sex, or similar allegation has been made to any Acquired Company against any individual in their capacity as an employee of any Acquired Company where such individual is at the level of the job title of manager or director (or comparable title) or above.
(k)    Except as listed in Schedule 3.17(k), in the past five years, no Acquired Company has received a written notice, citation, complaint or charge asserting any violation of or Liability under the federal Occupational Safety and Health Act of 1970 or any similar Applicable Law concerning employee health and safety.
(l)    The Sellers have made available copies of all employee handbooks, employment policies, plans, arrangements, or other agreements to which any employee of the Acquired Companies is subject or under which any employee of the Acquired Companies is eligible for any compensation or other employment rights.
3.18    Certain Business Relationships. Except as listed in Schedule 3.18, no Related Person (regardless of the capacity of such Related Person, including as an individual or trustee) has (a) been involved in any business arrangement (including as a party to a Contract) with any Acquired Company or any of its Affiliates at any time, (b) owns, licenses or leases, directly or indirectly, any material property or asset used in the business of any Acquired Company or (c) owns, directly or indirectly, any material interest in any Person that competes with any Acquired Company.
3.19    Powers of Attorney. Except as listed in Schedule 3.19, there is no power of attorney or similar agency arrangement with respect to any Acquired Company.
3.20    Suppliers and Customers.
(a)    Largest Suppliers and Customers. Schedule 3.20(a) lists the 20 largest suppliers by aggregate dollar volume (listing the aggregate dollar volume for each) of goods and services to the Acquired Companies, in the aggregate, and the 20 largest customers by aggregate dollar volume (listing the aggregate dollar volume for each) of goods and services of the Acquired Companies, in the aggregate, in each case for the 12-month period ended on the Interim Balance Sheet Date. No such supplier or customer has terminated or materially reduced or made any material adverse change in, and, to the Knowledge of the Acquired Companies, there are no circumstances indicating that any such supplier or customer is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with any Acquired Company. To Sellers’ Knowledge, (1) the consummation of the transactions contemplated herein will not adversely affect any Acquired Company’s business relationship with any such supplier or customer, and (2) no such supplier or customer has notified any Acquired Company that it has filed for (or had filed against it) or Threatened to file for bankruptcy or any other reorganization, insolvency, moratorium or other similar Proceeding affecting creditors’ rights generally.

(b)    Trade Allowances and Other Discounts. Schedule 3.20(b) lists each trade allowance, trade in, billback, rebate, discount or similar program between any Acquired Company and any supplier or customer of any Acquired Company, regardless of whether there is any existing obligation for any payment thereunder.
3.21    Product Warranty; Product Safety; Product Liability.
(a)    Except to the extent reflected in the reserves for product liability and product warranty on the face of the Interim Balance Sheet: (i) each product sold by each Acquired Company has been in conformity in all material respects with all applicable Contractual commitments and all express and implied warranties, and (ii) no Acquired Company has any Liability for replacement or repair thereof or other Losses in connection therewith. Schedule 3.21(a) includes copies of the standard terms and conditions of sale, lease or license used by each Acquired Company (containing applicable guaranty, warranty, and indemnity provisions). No product sold by any Acquired Company is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 3.21(a).
(b)    Each product sold by each Acquired Company has been designed, constructed, manufactured, packaged, installed, and labeled in compliance in all material respects with all material regulatory, engineering, industrial, and other codes applicable thereto, and neither any Seller nor any Acquired Company has received notice of any alleged noncompliance with any such code.
(c)    No Acquired Company has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold any Acquired Company.
3.22    Imports and Exports. Each Customs Duty with respect to any Acquired Company has been paid. With respect to the imports and exports with respect to each Acquired Company into or from any jurisdiction, (a) adequate and proper cash deposits and bonds, all of which are listed in Schedule 3.22, have been obtained or otherwise posted with respect to all entries that are not yet liquidated and final and (b) no entry has been subjected to suspension of liquidation pursuant to antidumping or countervailing duty orders. No Acquired Company is the subject of any United States customs or border protection pre-penalty notice or penalty claim, claim for liquidated damages or claim for redelivery of goods to customs custody. Each Acquired Company has maintained in accordance with Applicable Law all import and export records as required by Applicable Law (to the extent applicable to any Acquired Company).
3.23    Absence of Certain Business Practices. No Acquired Company has and no Person acting for the benefit of any Acquired Company has, directly or indirectly, within the preceding three years given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the business of any Acquired Company that (a) reasonably could subject any Acquired Company or any other Person to any Proceeding, (b) if not given in the past, would have or would have been reasonably likely to have materially adversely affected any Acquired Company or (c) if not continued in the future, will or is reasonably likely to materially adversely affect any Acquired Company or subject any Acquired Company or any other Person to any Proceeding or (d) was for the purpose of obtaining or retaining any business or any other business advantage, in each case other than de minimis items that are customary business practices in the United States that do not violate any Applicable Law or breach any Contract.

3.24    Computer Systems; Data Handling.
(a)    Platform Description and Documentation. Schedule 3.24(a) lists all Proprietary Information Technology Systems and other Computer Systems that are being used by, licensed by or to any Acquired Company as of the date hereof. The documentation and the source code (including its embedded commentary, descriptions and indicated authorships), the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to any such Proprietary Information Technology System are complete in all material respects and sufficient to permit such Acquired Company to support and maintain the products and services of its business as now conducted. Each Computer System used by or licensed to any Acquired Company substantially conforms to such Acquired Company’s current functional requirements and such Computer System’s design specifications, documentation and other specifications and does and will perform substantially in accordance with the foregoing. The Computer Systems are reasonably sufficient for the needs of the Acquired Company’s business as currently conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner.
(b)    Protection. Each Acquired Company has taken all actions that a reasonably prudent Person in its business would take to protect against the existence of (1) any protective, encryption, security or lock-out device that reasonably could adversely interrupt, discontinue, interfere with or otherwise affect its use of any of its Computer Systems and (2) any so-called computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material (collectively, “Malicious Instructions”) that reasonably could adversely interrupt, discontinue, interfere with or otherwise affect the operation or use by such Acquired Company of any of its Computer Systems. Each Acquired Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and acts in compliance therewith. Each Acquired Company uses commercially reasonable efforts to protect the confidentiality, integrity, and security of its information technology systems from any unauthorized use, access, interruption, or modification by third parties.
(c)    Reliability. No Computer System or is currently experiencing or has experienced any bug, failure, breakdown, continued substandard performance, data loss, data integrity problem, hacking attempt, security breach or other Malicious Instruction in the past 36 months that has caused any substantial disruption or interruption in or to the use of any Computer System or that has resulted in the theft or unauthorized access, authorization, or use of Personal Data.
(d)    Open Source Software. No Proprietary Information Technology System has been or is being distributed, in whole or in part, in a manner that would require that source code for any portion of any Proprietary Information Technology Systems (other than any Open Source Software portions thereof and any portions thereof which are ordinarily distributed as or with source code) be disclosed or distributed under terms that require general disclosure of such source code.
(e)    Data Handling. A privacy notice addressing the collection, retention, use and distribution of the Personal Information of individuals visiting the websites of each Acquired Company (the “Privacy Statement”) is posted and accessible to individuals on each website of each Acquired Company in accordance with the Privacy Requirements. Each Acquired Company and the operation of its business complies and has complied with all Privacy Requirements. Each Acquired Company has (i) developed, implanted and conducted its business in compliance with data security or privacy policies and procedures (copies of which have been made available to Buyer), and any Privacy Statement; (ii) maintained commercially reasonable and necessary administrative, physical and technical safeguards designed to protect the confidentiality, integrity and availability of Personal Information in its possession or control, and to prevent the loss and unauthorized use, access, alteration, destruction or disclosure of such Personal Information; and (iii) trained its employees to follow these policies and procedures. At all times during the past three years, each of the websites of each Acquired Company has been in compliance with all Applicable Laws (including the Americans with Disabilities Act) and the Web Content Accessibility Guidelines 2.0 AA in all material respects.  No written notice has been received by any Acquired Company at any time during the past three years from any Person alleging that any website of any Acquired Company is not or was not in compliance in any material respect with any Applicable Law or the Web Content Accessibility Guidelines 2.0 AA.
(f)    Data Incidents. No Person has made any illegal or unauthorized use of Personal Information that was collected by or on behalf of any Acquired Company and is in the possession or control of any Acquired Company. No Acquired Company has suffered, discovered or been notified of any loss, damage, or unauthorized access, disclosure, use or breach of security of any Personal Information in its possession, custody or control, or otherwise held or processed on its behalf. No Acquired Company has reported a breach or compromise of Personal Information to any Person or Governmental Authority, either voluntarily or based on Contract obligations or Privacy Requirements. No Acquired Company has been subject to or received any written claim, notices or complaints by or from any Person or Governmental Authority and, to Sellers’ Knowledge, no Person or Governmental Authority has commenced any investigation, inquiry or action relating to any Acquired Company’s protection, collection, access, use, storage, disposal, disclosure, or transfer of Personal Information or violation of any Privacy Requirements.
(g)    Data Separation. No Acquired Company has any Contract obligation to maintain Personal Information in a manner that logically or physically separates data of one customer from that of another.
(h)    Intentionally Omitted.
(i)    International Laws. No Acquired Company is subject to the EU General Data Protection Regulation (GDPR) or the Applicable Laws implementing it. To Sellers’ Knowledge, no data of any Acquired Company is located in, has been transferred from, obtained from a Person established or situated within, or has been processed in the European Union or the territories of any of its member states.
(i)    Consummation of the Transaction. The consummation of the transactions contemplated by this Agreement does not violate any Privacy Requirement, Contract obligation related to Personal Information, or any privacy policy of any Acquired Company. Upon the Closing Date, each Acquired Company will own and continue to have the right to use all Personal Information on identical terms and conditions as such Acquired Company enjoyed immediately prior to the Closing Date.
3.25    Brokers. Other than Robert W. Baird & Co. (the fees and expense of which are Seller Transaction Expenses), no Acquired Company has Liability to any broker, investment banker, finder or similar intermediary that will or would be reasonably expected to cause Buyer or any Acquired Company to become liable for payment of any fee, commission or expense with respect thereto.
3.26     Investment Representations.
(a)    Each Seller is acquiring the Closing Stock Consideration for his or her own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Closing Stock Consideration in a manner that would violate the registration requirements of the Securities Act. Each Seller agrees that the Closing

Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Each Seller is able to bear the economic risk of holding the Closing Stock Consideration for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of his, her or its investment.
(b)    Each Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Each Seller is a sophisticated investor and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the investment in the Closing Stock Consideration.
(c)    Each Seller has had the opportunity to consult his, her or its own independent legal, tax, accounting and other advisors with respect to each Seller’s rights, benefits, and obligations under this Agreement and the Tax and other economic consequences to such Seller of the receipt or ownership of the Closing Stock Consideration, including the Tax consequences under Applicable Laws and the possible effects of changes in such Applicable Laws. Each Seller is not relying on Buyer or any of its Affiliates or any Buyer’s employees, agents, representatives or advisors with respect to the legal, Tax, economic and related considerations of an investment in the Closing Stock Consideration.
(d)    Each Seller understands and agrees that the investment in the Closing Stock Consideration involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Closing Stock Consideration or the future profitability or success of Buyer, the Acquired Companies and their respective Affiliates.
(e)    Each Seller acknowledges and agrees that such Seller has had an opportunity to review the Buyer SEC Documents.
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Sellers as follows:
4.1    Organization and Good Standing. Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of Iowa. Buyer has full corporate power and authority to own and lease its properties and assets and conduct its business.
4.2    Authority and Authorization; Conflicts; Consents.
(a)    Authority and Authorization. This Agreement and each Transaction Document of Buyer is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Buyer has all corporate capacity, power and authority to enter into this Agreement and each Transaction Document to be executed and delivered by Buyer and to consummate the transactions contemplated herein and therein.
(b)    Conflicts. Neither the execution nor delivery by Buyer of this Agreement or any Transaction Document nor consummation by Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer; or (2) violate any Applicable Law or Order by Buyer.

(c)    Consents. Except as required by the HSR Act, no Consent is required in connection with the execution, delivery or performance of this Agreement or any Transaction Document by Buyer or in connection with the consummation of the transactions contemplated herein or therein by Buyer.
4.3    Securities. Buyer is acquiring and obtaining the Acquired Equity Interests hereunder for investment, solely for Buyer’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities law. Buyer acknowledges that none of the Acquired Equity Interests may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities law. Buyer is an accredited investor as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Acquired Equity Interests.
4.4    Brokers. Buyer has no Liability to any broker, investment banker, finder or similar intermediary that will or would be reasonably expected to cause any Seller to become liable for payment of any fee, commission or expense with respect thereto.
4.5    Issuance of Shares. The Closing Stock Consideration to be issued hereunder will be newly issued, duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances (other than restrictions imposed by securities laws applicable to securities generally and pursuant to the Equity Agreements), and will not be issued in violation of any preemptive right, purchase option, call option, right of first refusal or similar options or rights or in violation of the Securities Act and any applicable state securities laws. Buyer has and on the Closing Date will have a sufficient number of shares of common stock authorized for issuing the Closing Stock Consideration.
4.6    SEC Filings and NYSE Listing.
(a)    Buyer has filed with the United States Securities and Exchange Commission (the “SEC”) all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits and all other information incorporated by reference) required to be filed by it with the SEC (the “Buyer SEC Documents”), and all amendments thereto. To Buyer’s Knowledge, none of the Buyer SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Buyer or any of its subsidiaries. All required statements, reports, schedules, forms and other documents required to have been filed by Buyer with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the Buyer SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as it may be amended from time to time and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)    The common stock of Buyer is listed on the New York Stock Exchange (“NYSE”). Buyer is in material compliance with the listing standards of the NYSE. To Buyer’s Knowledge, there are no inquiries or investigations by the NYSE pending or threatened, in each case regarding the Buyer’s compliance with the NYSE listing standards that may reasonably result in suspension of trading or delisting of Buyer’s common stock from the NYSE.

4.7    Proceedings. There are no Proceedings pending or, to the knowledge of Buyer, threatened against Buyer that: (a) question the validity of this Agreement or any action taken or to be taken by Buyer in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement; or (b) that, individually or in the aggregate, would reasonably be expect to prevent or delay in any material respect the ability of Buyer to perform its obligations under and consummate the transactions contemplated by this Agreement.
4.8    Solvency. Assuming that the Acquired Companies will immediately prior to Closing be Solvent, immediately following Closing, after giving effect to the transactions contemplated by this Agreement (including any financing for the completion of the transactions contemplated by this Agreement and the payment of all related fees and expenses), Buyer and the Acquired Companies will be Solvent. No transfer of property is being made by (or at the direction of) Buyer, and no obligation is being incurred by (or at the direction of) Buyer, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Acquired Company.
4.9    Inspection. Buyer is an informed and sophisticated Person and has engaged expert advisors experienced in the evaluation and acquisition of companies as contemplated hereunder. Buyer has relied on Sellers’ representations and warranties herein and has undertaken such investigation as it deems necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery, and performance of this Agreement and the other Transaction Documents. Buyer and its representatives have been afforded the opportunity to obtain additional information necessary to verify the accuracy of the representations and warranties made by Sellers hereunder or to otherwise evaluate the merits of the transactions contemplated by this Agreement and the other Transaction Documents.
4.10    Reliance. Except for the representation and warranties set forth herein and in the other Transaction Documents, Buyer specifically disclaims that it is relying upon or has relied upon (and acknowledges that Sellers have disclaimed) any representations or warranties of any kind, nature or description, whether express or implied, at Law or in equity, that may have been made by any Person in connection with or with respect to the transactions contemplated herein, the Acquired Companies, Sellers or otherwise or with respect to any information or documents (financial or otherwise) made available to Buyer or its representatives, and acknowledges and agrees that Sellers have specifically disclaimed and does hereby specifically disclaim any such other representation or warranty except for those set forth herein and in the other Transaction Documents.
ARTICLE 5 - CERTAIN COVENANTS
5.1    Certain Actions to Close Transactions. Subject to the terms of this Agreement, each Party will use its reasonable best efforts to fulfill, and to cause to be satisfied, the conditions in Article 7 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing. Without limiting the generality of the foregoing, the following will apply:
(a)    HSR Act. With respect to the transactions contemplated herein, each Party will (or will cause its applicable Affiliate to), within ten Business Days after the date hereof, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the required Notification and Report Form pursuant to the HSR Act and related requirements. Buyer will be responsible for the payment of one-half (1/2) of all filing fees and costs associated with the Sellers’ filings under the HSR Act. Thereafter, each Party will (or will cause its applicable Affiliate to) submit and otherwise provide any supplemental information requested in connection therewith pursuant to such Applicable Laws. Such actions will comply, in all material respects, with such Applicable Laws. Each Party will furnish, or cause to be furnished, to the other any necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission necessary under such Applicable Laws. Each Party will keep the other Party reasonably informed, to the extent permitted by Applicable Laws, of the status of any communications with, and inquiries or requests for additional information from, the FTC, DOJ or any other Governmental Authority, and will use its reasonable best efforts to (and, if applicable, cause its appropriate Affiliate to) promptly comply with any such inquiry or request. Each Party will (and, if applicable, will cause its appropriate Affiliate to) use its reasonable best efforts to cause the expiration of the waiting period required under the HSR Act; provided, however, that no Party will (and each Party will cause its Affiliates not to) request or pursue early termination of such waiting period. Buyer agrees to, and will cause its Affiliates to, use reasonable best efforts to take any and all actions necessary to avoid, eliminate, and resolve any and all impediments under the HSR Act or other applicable Law or trade regulation that may be asserted by any Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement and to obtain all consents, approvals, and waivers under the HSR Act or other applicable Law or trade regulation that may be required by any Governmental Authority to enable the Parties to close the transactions contemplated under this Agreement as promptly as practicable, including (i) proposing, negotiating, committing to, and/or effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) of such assets, properties, or businesses of Buyer or its Affiliates or of the assets, properties, or businesses to be acquired pursuant to this Agreement as are required to be divested in order to avoid the entry of any decree, judgment, injunction (permanent or preliminary), or any other order that would make the transactions contemplated under this Agreement unlawful or would otherwise materially delay or prevent the consummation of such transactions, (ii) terminating, modifying, or assigning existing relationships, Contracts, or obligations of Buyer or its Affiliates or those relating to any assets, properties, or businesses to be acquired pursuant to this Agreement, (iii) changing or modifying any course of conduct regarding future operations of Buyer or its Affiliates or the assets, properties, or businesses to be acquired pursuant to this Agreement, or (iv) otherwise taking or committing to take any other action that would limit Buyer or its Affiliates' freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement; provided that Buyer is not obligated to take any action contemplated in (i) to (iv) unless such action is expressly conditioned upon the closing of the transactions contemplated under this Agreement. In addition, if any action or proceeding is instituted (or threatened) challenging the transactions contemplated under this Agreement as violating the HSR Act or other applicable Law or trade regulation or if any decree, order, judgement, or injunction (whether temporary, preliminary, or permanent) is entered, enforced, or attempted to be entered or enforced by any Governmental Authority that would make the transactions contemplated under this Agreement illegal or otherwise delay or prohibit the consummation of the transactions contemplated under this Agreement, Buyer and its Affiliates shall take any and all actions to contest and defend any such claim, cause of action, or proceeding to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded, or terminated, any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) that prohibits, prevents, or restricts consummation of the transactions contemplated under this Agreement.
(b)    Efforts to Obtain Consents. Sellers will cause each Acquired Company to use reasonable best efforts to give any required notices to, and make any required filings with, other Persons and to obtain each Consent listed in Schedule 3.3(c) (or required to have been listed in Schedule 3.3(c) in order avoid a breach of Section 3.3(c)) before Closing; provided, however, that no Acquired Company is required to make any payment to any other Person regarding any such Consent other than customary filing fees, consent fees set forth in any Major Contract, and fees of legal counsel in connection therewith.
(c)    Title Insurance and Surveys. From the date hereof through Closing, Seller will, and Seller will cause each Acquired Company to, use its reasonable best efforts to assist Buyer in obtaining the Title Commitments, Title Policies and Surveys, within the time periods set forth herein, including removing as exceptions all Encumbrances that are not a Permitted Encumbrance. From the date hereof through Closing, Seller will provide, and Seller will cause each Acquired Company to provide, the Title Company with each affidavit (including without limitation any title affidavit or non-imputation affidavit requested by the Title Company), indemnity, memorandum or other assurance reasonably requested by the Title Company to issue each Title Policy.
5.2    Pre-Closing Conduct of Business.
(a)    Certain Required Actions. Prior to the Closing, except (i) as expressly required hereby, (ii) as required by Applicable Law, (iii) as set forth in Section 5.2(c), or (iv) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), each Seller shall cause the Acquired Companies to, conduct their businesses in the Ordinary Course of Business, and use their reasonable best efforts to preserve the present business operations, organization and goodwill of the Acquired Companies, keep available the services of their officers and employees and maintain satisfactory relationships with suppliers, customers, distributors, marketers, and others having business relationships with them. Each Seller will cause the Acquired Companies to take the actions and effect the outcomes set forth on Exhibit 5.2(a) prior to the Closing.
(b)    Certain Prohibited Actions. Prior to the Closing, no Seller will sell, assign, transfer, grant any rights with respect to, or allow to become subject to any Encumbrance, its Acquired Equity Interests. Prior to the Closing, except (i) as expressly required hereby, (ii) as required by Applicable Law, (iii) as set forth in Section 5.2(c), or (iv) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), each Seller shall cause each Acquired Company to not:
(1)    (A) issue or otherwise allow to become outstanding or acquire or pledge or otherwise encumber any equity interest or other security of any Acquired Company or right (including any option, warrant, put or call) to any such equity interest or other security, (B) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its equity interests or other securities (other than cash distributions to any Acquired Company or to any Seller), (C) split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or make any other change to its capital structure or (D) purchase, redeem or otherwise acquire any equity interest or any other security of such Acquired Company or of any other Acquired Company or any right, warrant or option to acquire any such equity interest or other security;
(2)    (A) except for sales of inventory in its Ordinary Course of Business or cash distributions to any Acquired Company, make any sale, lease to any other Person, license to any other Person or other disposition of any asset, (B) fail to preserve and maintain all of the Real Property in substantially the same condition as existed on the date hereof, ordinary wear and tear excepted, (C) erect any new improvement on any of the Real Property, (D) make any capital expenditure or purchase or otherwise acquire any asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $2,000,000 (individually or in the aggregate)), license any intangible asset from any other Person (other than non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software), lease any real property from any other Person or lease any tangible personal property from any other Person (other than leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $2,000,000 (individually or in the aggregate)), (E) acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, (F) disclose any confidential, proprietary or non-public information (other than as is reasonably protected under a customary non-disclosure Contract) or (G) adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;
(3)    grant or have come into existence any Encumbrance on any material asset, other than any Permitted Encumbrance;
(4)    (A) become a guarantor with respect to any obligation of any other Person, other than any other Acquired Company, (B) assume or otherwise become obligated for any obligation of any other Person for borrowed money, other than any other Acquired Company, or (C) agree to maintain the financial condition of any other Person, other than any other Acquired Company;
(5)    (A) incur any indebtedness for borrowed money that will not be satisfied at Closing pursuant to a Payoff and Release Letter, (B) make any loan, advance or capital contribution to, or investment in, any other Person or (C) make or pledge to make any charitable or other capital contribution;
(6)    (A)  enter into any Contract that if entered prior to the date hereof would be a Major Contract, or amend or terminate in any respect that is material and adverse to any Acquired Company any Major Contract, or (B) waive, release or assign any material right or claim under any Contract;
(7)    (A) fail to prepare and timely file all Tax Returns with respect to such Acquired Company required to be filed before Closing or timely withhold and remit any employment Taxes with respect to such Acquired Company, (B) file any amended Tax Return, (C) make or change any election with respect to Taxes or (D) settle or compromise any material Tax Liability, enter into any Tax closing agreement, surrender any right to claim a refund of Taxes, waive any statute of limitations regarding any Tax, agree to any extension of time regarding the assessment of any Tax deficiency or take any other similar action relating to any Tax;
(8)    (A) adopt or change any material accounting method or principle used by such Acquired Company, except as required under GAAP or the Code or (B) change any annual accounting period;
(9)    except for changes in its Ordinary Course of Business that, in the aggregate, do not result in a material increase of benefits or compensation expense to any Acquired Company relative to the level in effect before such changes and except as required by Applicable Law, (A) adopt, enter into, amend or terminate any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Plan for the benefit or welfare of any individual, (B) enter into or amend any employment arrangement or relationship with any new or existing employee that has the legal effect of any relationship other than at-will employment, (C) increase any compensation (base or variable opportunity) or benefits of any director, manager, officer, employee or independent contractor or pay any benefit to any director, officer, employee or independent contractor, other than pursuant to an existing Plan or Contract that is, in each case, in an amount consistent with past practice, (D) grant any award to any director, officer, employee or independent contractor under any bonus, incentive, performance or other compensation Plan (including the removal of any existing restriction in any Plan or award made thereunder) or Contract, (E) enter into or amend any collective bargaining agreement or (F) except as required by Applicable Law or Contract that exists on the date hereof, take any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;
(10)    amend or change, or authorize any amendment or change to, any of its Organizational Documents;
(11)    except in its Ordinary Course of Business, (A) pay, discharge, settle or satisfy any claim, obligation or other Liability or (B) otherwise waive, release, grant, assign, transfer, license or permit to lapse any right; or
(12)    enter into any Contract, or agree or commit (binding or otherwise), to do any of the foregoing.
(c)    Certain Permitted Actions. Notwithstanding anything to the contrary contained herein, this Agreement will not prevent or otherwise restrict any Seller or any of its Affiliates (including any Acquired Company) from doing, or causing any Acquired Company to do, any of the following:
(1)    make any dividend or other distribution of cash or cash equivalents at any time before the Effective Time;
(2)    make modifications to the recipients of any portion of the Closing Payment Bonuses, subject to the Closing Payment Bonus Parameters;
(3)    make any modification to the participants and allocations under the Management Incentive Plan, subject to the MIP Parameters; or
(4)    make nominal pay increases to line-level hourly employees based on customary 60-day probation period reviews and annual performance reviews in the Ordinary Course of Business.
5.3    Further Assurances. If after Closing any further action is necessary or reasonably desirable to carry out any purpose of this Agreement, then each Party will use commercially reasonable efforts to take such further action (including the execution and delivery of further documents) as the other Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense or obligation to the other Party.
5.4    Access to Information.
(a)    Pre-Closing Access for Buyer. Prior to the Closing, subject to the Confidentiality Agreement, each Seller will, and will cause each Acquired Company to, (1) cause Buyer and Buyer’s representatives (including legal counsel, accountants and potential lenders and investors) to have reasonable access during normal business hours and upon reasonable notice from Buyer, to the properties, personnel, books, records, Contracts and other documents of or pertaining to each Acquired Company, and (2) furnish to Buyer and Buyer’s representatives such additional financial and operating data and other information relating to the Business as Buyer reasonably requests. Buyer and Buyer’s representatives will conduct such investigation in a manner that does not unreasonably interfere with the operations of any Acquired Company.
(b)    Post-Closing Access for Seller. Throughout the six-year period after Closing, subject to Buyer’s reasonable confidentiality precautions (including on behalf of any Acquired Company), during normal business hours and upon reasonable notice from Sellers, Buyer will: (a) cause the Representative to have reasonable access to the applicable pre-Closing and post-Closing books and records of each Acquired Company, and to the personnel responsible for maintaining such books and records, in each case to the extent necessary or reasonably desirable to (1) prepare or file any Return, (2) address any other Tax, accounting, financial matter, or (3) audit, verify and confirm the information presented in each Earnout Statement provided hereunder; and (b) permit the Representative to make copies of such books and records for such purposes, at the Representative’s expense.
5.5    Confidentiality and Publicity.
(a)    Confidentiality Agreement. Subject to the other terms of this Section 5.5, the Confidentiality Agreement between Buyer and Barletta, dated January 14, 2021 (the “Confidentiality Agreement”), will remain in full force and effect pursuant to its terms up to Closing, and at Closing shall automatically terminate (and from and after Closing shall be of no further force or effect).
(b)    Publicity. Except as stated in this Section 5.5(b), each Party will not, and each Party will cause each of its Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written consent of the other Party (such consent not to be unreasonably withheld), except that, from and after Closing, Buyer may make a press release or, together with any Acquired Company or Sellers, a joint press release generally summarizing the transactions herein in a form mutually agreed upon in advance by each Party (such agreement not to be unreasonably withheld, conditioned or delayed).
(c)    Confidential Information of the Acquired Companies; Confidential Communications. At all times after Closing, Sellers will, and will cause each Affiliate of Sellers to, keep confidential, not disclose and not use any Confidential Information of any Acquired Company (including any term of this Agreement), other than as reasonably required for the proper performance of post-Closing employment duties with any Acquired Company or in connection with a dispute between the Parties (but in such a dispute only to the extent reasonably necessary for Sellers to conduct such dispute).
(d)    Certain Permitted Disclosures. Notwithstanding the foregoing, nothing in this Section 5.5 prohibits any of the following:
(1)    a Party or any of its Affiliates disclosing any information to the extent required under Applicable Law; provided, however, that if a Party or any of such Party’s Affiliates is so required to so disclose any information that otherwise would be prohibited in the absence of this clause (c)(1), then (A) such Party first will provide to Buyer (with respect to Sellers) or Sellers (with respect to Buyer) prompt written notice thereof and cooperate (and cause such Affiliate to cooperate) with such other Party, to the extent such other Party reasonably and promptly requests, so that such other Party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement (subject, in each case, to legal requirements to the contrary) and (B) if such protective order or other remedy is not obtained, or if Buyer (with respect to its information) or Sellers (with respect to their information) waives compliance with the terms of this Agreement, then such Party will (and will cause such Affiliate, as applicable, to) disclose only the portion of such information that is required to be so disclosed, and such Party will (and will cause such Affiliate, as applicable, to) use its commercially reasonable efforts, at the expense of such Party, to obtain reasonable assurance that confidential treatment will be given to such information;
(2)    a Party or any of its Affiliates communicating with its direct or indirect owners in a non-public manner;
(3)    a Party or any of its Affiliates making a statement or disclosure (A) as part of its or any of its Affiliate’s financial statements or, notwithstanding clause (1) above, Returns, or (B) to the extent reasonably necessary to enforce or comply with this Agreement; or
(4)    a Party or any of its Affiliates making a statement or disclosure to (A) such Party’s (or any of its Affiliate’s) paid legal, accounting or financial advisers to the extent reasonably necessary for any such adviser to perform its paid legal, accounting or financial services, respectively, for such Party or such an Affiliate, including in connection with a dispute between the Parties (or such Affiliate), or (B) any lender or investor or prospective lender or investor of such Party (or such Affiliate) to the extent reasonably required as part of such lending or investing relationship; provided, however, that such Party will cause each Person to whom such statement or disclosure is made under this clause (c)(4) to keep confidential and not disclose to any other Person any information in such statement or disclosure.
5.6    Exculpation and Indemnification of Directors and Officers. Without limiting Sellers’ obligations hereunder, throughout the six-year period following the Closing Date, Buyer will prevent the amendment, repeal or modification of any provision in the Organizational Documents of each Acquired Company relating to exculpation or indemnification for pre-Effective Time acts or omissions of its managers or officers holding office at or before the Effective Time (except to the extent required by Applicable Law). At or before Closing, at Sellers’ expense, Sellers will obtain liability insurance covering acts or omissions occurring before the Effective Time of such managers or officers, under a six-year tail insurance policy approved in advance by Buyer (the “D&O Tail Policy”). Notwithstanding the foregoing, in no event shall any obligation of Buyer or any Acquired Company pursuant to this Section 5.6 exceed the coverage provided by the D&O Tail Policy.
5.7    Certain Tax Matters.
(a)    Payment of Taxes. Except to the extent they were taken into account in Estimated Taxes Payable on a full-dollar basis, Sellers will satisfy (or cause to be satisfied) in full when due all Taxes with respect to (1) each Acquired Company with respect to any Pre-Closing Tax Period, (2) any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor thereto) is or was a member before Closing to which one or more entities other than an Acquired Company is or was also a member, including Taxes pursuant to Treasury Regulations section 1.1502-6 or any similar Applicable Law; and (3) any Person (other than an Acquired Company) imposed on an Acquired Company for any period as a transferee or successor with respect to a transaction occurring on or before the Closing Date, by Applicable Law, Contract or otherwise (all of such Taxes being the “Pre-Closing Taxes”). Buyer will satisfy (or cause to be satisfied) in full when due all Tax Liabilities of each Acquired Company with respect to any period that is not a Pre-Closing Tax Period. If Buyer is required under Section 5.7(b) to file a Return that involves Pre-Closing Taxes, then no later than 10 Business Days before the filing of any such Return, Sellers (jointly and severally) will pay to Buyer an amount equal to the amount of Taxes shown due on such Return for which Sellers are obligated with respect to such Return. Sellers will jointly and severally indemnify, defend and hold harmless Buyer from and against all Losses of Buyer and each of Buyer’s Affiliates arising out of, relating to or resulting from, directly or indirectly, (i) any Pre-Closing Taxes, except to the extent such Pre-Closing Taxes were taken into account in Final Taxes Payable on full-dollar basis, (ii) the ETU Plan, in the form and content in existence at and prior to the Closing, and pre-Closing actions taken with respect to the ETU Plan, failing to meet any requirements of Section 409A of the Code and the applicable Treasury Regulations, or (iii) the ownership, operations, assets and Liabilities of Barletta DISC Corporation.
(b)    Filing Responsibility. The Representative shall, at the Representative’s expense, prepare or cause to be prepared and file or cause to be filed all Income Tax Returns for the Acquired Companies for all taxable periods ending on or prior to the Closing Date that are due after the Closing Date (such Tax Returns, “Pre-Closing Tax Returns”). All such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice of the Acquired Companies, to the extent such past practice complies with applicable Law. No later than 30 days prior to the due date (including extensions) for filing such Tax Returns, the Representative shall deliver the Tax Returns to Buyer for its review and comment. The Representative shall make all such changes as are reasonably requested by Buyer, and shall deliver the Tax Returns, completed as approved by Buyer and duly executed by an authorized Person, to Buyer no later than 10 days prior to the due date (including extensions) for filing such Tax Returns. The Acquired Companies shall file or cause to be filed all such Tax Returns on or prior to the due date (including extensions). Buyer will prepare and timely file (or cause to be prepared and timely filed) all Returns required to be filed by any Acquired Company that are required to be filed after the Closing Date that are not Pre-Closing Tax Returns. If any such Return (whether original or amended) prepared (or caused to be prepared) by Buyer relates to any Pre-Closing Tax Period, Buyer will give to the Representative a copy of such Return as soon as practicable after the preparation, but before the filing, thereof for the Representatives’ review and comment. Buyer will consider in good faith any changes to such Return that are reasonably requested by the Representative.
(c)    Tax Proceedings. After the Closing, Sellers shall notify Buyer in writing of any Tax Proceeding relating to the Company, notice of which is received by any Seller or any of their Affiliates with respect to any taxable period. Notices required to be given by or to Buyer shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. In the case of a Tax Proceeding that relates to any Pre-Closing Tax Period that is not part of a Straddle Period, Buyer shall conduct and defend such Tax Proceeding, provided the Company and Sellers shall have the right to participate (at their own expense) in any such Tax Proceeding. The Sellers’ or Buyer’s right to participate shall include the right to receive copies of all correspondence from any Tax authority relating to such Tax Proceeding, attend meetings and review and comment on submissions relating to any such Tax proceeding. The Company or Buyer shall conduct and defend any Tax Proceeding that relates to a Straddle Period. Representative may participate at its own expense.
(d)    Straddle Periods. For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of any Acquired Company that is attributable to any Straddle Period will be apportioned between the portion of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period in accordance with this Section 5.7(d). The portion of such Tax attributable to the Pre-Closing Straddle Period will (1) in the case of any Tax other than Income Taxes, sales or use Taxes, value-added Taxes, employment

Taxes or similar withholding Taxes, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (2) in the case of any Income Taxes, sales or use Taxes, value-added Taxes, employment Taxes or withholding Taxes, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax Liability for the entire Straddle Period is determined.
(e)    Transfer Taxes. Notwithstanding Section 5.7(a), Buyer will pay all Transfer Taxes, and Sellers and Buyer will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law relating thereto.
(f)    Tax-Sharing Agreements. Sellers will terminate all Tax-sharing agreements and similar arrangements with respect to any Acquired Company before or as of the Closing Date to the extent required to cause each Acquired Company not to be bound therefor or have any Liability thereunder after the Effective Time.
(g)    Push Out Election. The Parties shall cause each Acquired Companies to effect a “push out” election under Section 6226 of the Code (and similar state and local Tax Applicable Laws) with respect to any Pre-Closing Tax Period.
5.8    Settlement of Affiliate Accounts; Termination of Certain Contracts; Seller Transaction Expenses.
(a)    Prior to and through the Closing, Sellers will cause (a) all amounts owed immediately before Closing between any Acquired Company, on the one hand, and any Related Person (other than any Acquired Company), on the other hand, to be paid in full before or at Closing, other than amounts owed to any Related Person who is an employee of an Acquired Company and such amounts is wages or benefits owed to such Related Person in the Ordinary Course of Business and do not constitute a Seller Transaction Expense, and (b) all Contracts between any Acquired Company, on the one hand, and any Related Person (other than any Acquired Company), on the other hand, to be terminated without any Liability to any party thereto, other than any employment agreement set forth on Schedule 3.8(a)(1) between any Related Person who is an employee of an Acquired Company.
(b)    To the extent that any Seller Transaction Expense is not paid at Closing pursuant to Section 2.3(a)(iii) and is not taken into account in determining Final Seller Transaction Expenses, Sellers shall jointly and severally pay such Seller Transaction Expense when due.
5.9    Releases.
(a)    Effective upon Closing, each Seller, on behalf of such Seller and such Seller’s respective Affiliates, and such Seller’s and each such Affiliate’s successors and assigns, hereby irrevocably and unconditionally waives, releases and forever discharges each Acquired Company and its directors, governors, managers, officers, employees, owners, successors and assigns from any and all rights, claims, debts, causes of action, Proceedings, obligations, Losses and other Liabilities of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, including for direct, indirect, compensatory, special, incidental or punitive damages, equitable relief or otherwise, and whether arising in Applicable Law, in equity or otherwise, based upon facts, circumstances, acts or omissions existing or occurring at or prior to Closing; provided, however, that the foregoing release in this Section does not release any of the following items: (a) accrued but unpaid compensation for employment services for the current pay period, or reimbursement of employment-related expenses pursuant to Company policies, in each case to the extent included in the calculation of Final Net Working Capital; (b) subject to each Seller’s obligations under this Agreement or any Transaction Document, vested non-cash benefits under the express terms of any Company Plan; or (c) subject to each Seller’s obligations under this Agreement or any Transaction Document, claims of any Seller against Buyer for any breach by Buyer of this Agreement.
(b)    Effective upon Closing, Buyer, on behalf of the Acquired Companies and such Acquired Companies’ respective Affiliates, and such Acquired Companies’ and each such Affiliate’s successors and assigns, hereby irrevocably and unconditionally waives, releases and forever discharges each Seller and its respective directors, governors, managers, officers, employees, owners, successors and assigns from any and all rights, claims, debts, causes of action, Proceedings, obligations, Losses and other Liabilities of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, including for direct, indirect, compensatory, special, incidental or punitive damages, equitable relief or otherwise, and whether arising in Applicable Law, in equity or otherwise, based upon facts, circumstances, acts or omissions existing or occurring at or prior to Closing; provided, however, that the foregoing release in this Section does not release, subject to each Party’s obligations under this Agreement or any Transaction Document, claims for any breach by Sellers of this Agreement.
5.10    No Shop. No Seller will, and each Seller will cause each Acquired Company and each Affiliate and other representative or agent of such Seller or any Acquired Company not to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any Person (other than Buyer or any Person on Buyer’s behalf) regarding any acquisition of any Acquired Company’s equity interests, assets or business, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise), except sales of inventory in the Ordinary Course of Business of the applicable Acquired Company consistent with past practices. Seller will, and Seller will cause each Acquired Company and each Affiliate and other representative or agent of Seller or any Acquired Company to, immediately terminate all such discussions or negotiations that may be in progress on the date hereof.
5.11    Financing.
(a)    Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the financing necessary to consummate the transactions contemplated herein, including by using its commercially reasonable effort to, at or prior to Closing, negotiate and enter into any definitive agreements with respect to such financing.
(b)    Prior to the Closing, each Seller shall cause each Acquired Company use commercially reasonable efforts to cause its officers, employees and advisors to cooperate, at Buyer’s expense, as customary in connection with the arrangement of the financing contemplated by Buyer’s contemplated borrowing facility or any alternative financing for the transactions contemplated herein as may be reasonably requested by Buyer.  Nothing in this Section 5.11(b) will require such cooperation to the extent that it would: (1) unreasonably disrupt or interfere with the business or operations of any Acquired Company or any of its Affiliates; (2) require any Acquired Company or any of its Affiliates to pay any fees, incur or reimburse any out-of-pocket costs or expenses or other Liability, or make any payment in connection with any financing; (3) require any Acquired Company or any of its Affiliates to enter into any contract, or agree to any change or modification of any contract; (4) violate the terms of any Organizational Document of Any Acquired Company or any of its Affiliates, violate Applicable Law or result in the contravention of, or that would reasonably be expected to result in, a violation or breach of, or default under, any contract to which any Acquired Company or any of its Affiliates is a party; (5) reasonably be expected to cause any representation or warranty in this Agreement to be breached by any Seller; or (6) reasonably be expected to cause any Acquired Company or any of its Affiliates or any of their respective directors, managers, officers, employees, members, or stockholders to incur any personal Liability.
        5.12    Management Incentive Plan. The parties acknowledge and agree to the existence of that certain Barletta Management Incentive Plan, as more particularly disclosed on Schedule 3.16(h) (the “Management Incentive Plan”). Buyer shall cause the Management Incentive Plan to continue in effect in accordance with its terms in effect as of the date hereof through the end of Buyer’s fiscal year 2023, subject to the following (collectively, the “MIP Parameters”):

        (a)    W. Fenech shall be entitled to no more than 7.5% of the applicable profit pool of Barletta pursuant to the terms of the Management Incentive Plan;

        (b)    Other employee participants under the Management Incentive Plan shall collectively be entitled to no more than 10% of the applicable profit pool of Barletta pursuant to the terms of the Management Incentive Plan;

(c)    For so long as he is employed with Barletta and not in violation of any employment agreement then in effect, W. Fenech shall have the right, subject to the terms of his Employment Agreement and in accordance with Applicable Law, to make any modification to the participants and allocations under the Management Incentive Plan, subject to the other MIP Parameters and except with respect to any allocations to W. Fenech and A. Fenech, which shall be in Buyer’s sole discretion;

        (d)    Subject to the foregoing provisions of this Section 5.12(a) and (b), any Employment Agreement or any other employment agreement with an employee participant under the Management Incentive Plan that grants or awards such employee participant a certain allocation amount under the Management Incentive Plan, including any terms in any such agreement addressing percentage participation in the Management Incentive Plan, annual review and approval of the applicable profit pool and the calculation of any individual bonuses under the Management Incentive Plan, shall govern; and

(e)    Expenses associated with payments made under the ETU Plan and with the Closing Payment Bonuses will be excluded from the calculation of the applicable MIP Pool.

ARTICLE 6 – CLOSING; CLOSING DELIVERIES; TERMINATION
    6.1    Closing. Subject to any earlier termination hereof, closing of the transactions contemplated herein (“Closing”) will take place remotely via electronic exchange of required Closing documentation on the third Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate such transactions (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or such other date or time as Buyer and Sellers mutually determine (the actual date Closing occurs being the “Closing Date”); provided, however, that the Closing Date shall not be before August 31, 2021. Closing will be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document.
6.2    Closing Deliveries by Sellers. At Closing, Sellers will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:
(a)    Assignments of Membership Interest, dated the Closing Date and executed by each Seller in a form suitable for transferring the Acquired Equity Interests to Buyer in the records of the each Acquired Company;
(b)    the written resignation of each officer (or person holding a similar position) of an Acquired Company who is designated in writing by Buyer no less than 5 Business Days prior to Closing and each director or manager (as applicable) of each Acquired Company, with each such resignation effective no later than the Effective Time;
(c)    the Escrow Agreement, dated the Closing Date and executed by the Representative;
(d)    each Consent described on Exhibit 6.2(d), each dated on or before the Closing Date and in a form reasonably satisfactory to Buyer (each a “Required Consent”);
(e)    a payoff letter or release from each Person with respect to which there is any Indebtedness of any Acquired Company or that holds any Encumbrance (other than a Permitted Encumbrance) on any asset of any Acquired Company, each dated on or before the Closing Date and in a form reasonably satisfactory to Buyer, in each case that states the amount of such Indebtedness of each Acquired Company (if any), the process for paying off such Indebtedness (if any) and the release of (or agreement to release) all applicable Encumbrances (if any) (each a “Payoff and Release Letter”); and further, evidence reasonably satisfactory to Buyer that all obligations of the Acquired Companies with respect to the PPP Loan have been forgiven;
(f)    a good standing certificate, dated within five days before the Closing Date and in a form reasonably satisfactory to Buyer, from the Secretary of State (or comparable Governmental Authority) of each state or jurisdiction in which each Acquired Company was organized and each state or jurisdiction in which such Acquired Company is qualified to do business, each stating that such Acquired Company is in good standing therein;
(g)     [Intentionally omitted];
(h)    the minute books and ownership records of each Acquired Company;
(i)    a certificate duly executed by an authorized officer of each Acquired Company, in a form reasonably approved in advance by Buyer, dated the Closing Date, certifying that attached thereto is a true, correct and complete certified copy of each Organizational Document of each Acquired Company, in each case as are then in full force and effect;
(j)    a certificate from each Seller, in form and substance reasonably satisfactory to Buyer, certifying pursuant to Treasury Regulations section 1.1445-2(b)(2), that such Seller is not a foreign person within the meaning of Section 1445 and 897 of the Code and is not subject to withholding pursuant to Section 1446(f) of the Code;
(k)    evidence satisfactory to Buyer of the settlement of accounts and termination of Contracts required by Section 5.8(a);
(l)    such documents reasonably required for the issuance of the Title Policies;
(m)     evidence reasonably satisfactory to Buyer that the outcomes set forth on Exhibit 5.2(a) have been completed prior to the Closing;
(n)    [Intentionally omitted];
(o)    all other documents and items required by this Agreement to be delivered, or caused to be delivered, by any Seller at Closing (if any).
6.3    Closing Deliveries by Buyer. At Closing, Buyer will deliver, or cause to be delivered, the following:
(a)    the Closing Payment, pursuant to Section 2.3(a);
(b)    evidence that the Closing Stock Consideration has been issued pursuant to Section 2.3(b);
(c)    the Escrow Agreement, dated the Closing Date and executed by Buyer;
(d)    [Intentionally omitted]; and
(e)    all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at Closing (if any).
6.4    Termination of Agreement. This Agreement may be terminated before Closing as follows:
(a)    by mutual written consent of Buyer and the Representative;
(b)    by either Buyer or the Representative, if Closing has not occurred on or before November 1, 2021 (the “Outside Date”);
(c)    by Buyer, if any condition in Section 7.1 becomes incapable of fulfillment by the Outside Date; provided that Buyer has not waived such condition;
(d)    by the Representative, if any condition in Section 7.2 becomes incapable of fulfillment by the Outside Date; provided that the Representative has not waived such condition;
(e)    by Buyer, if (1) any Seller commits a material breach of any term of this Agreement and (2) such breach is not cured within 15 days after the date on which Buyer gives to Seller written notice of such breach; provided that Buyer has not waived such breach; or
(f)    by the Representative, if (1) Buyer commits a material breach of any term of this Agreement and (2) such breach is not cured within 15 days after the date on which Seller gives to Buyer written notice of such breach; provided that the Representative has not waived such breach.

A termination of this Agreement under any of the preceding clauses (b) through (f) will be effective one Business Day after the Party seeking termination gives to the other Party written notice of such termination. Notwithstanding any term in this Section 6.4, neither Buyer nor the Representative will have the right to terminate this Agreement (except by mutual written consent pursuant to Section 6.4(a)) if the failure to satisfy any condition to Closing or consummate the transactions contemplated herein results in any material respect from the breach by Buyer (if Buyer is the Party seeking to terminate this Agreement) or by any Seller (if the Representative is the Party seeking to terminate this Agreement) of any of its representations, warranties, covenants or agreements herein (provided that any breach by any Seller will be attributed to each other Seller for purposes of determining if any Seller has the right to terminate this Agreement under this Section).
6.5    Effect of Termination. If this Agreement is terminated pursuant to Section 6.4, then this Agreement will be of no further force or effect, except for the terms of Section 5.5 (entitled, “Confidentiality and Publicity”), Section 9.2 (entitled, “Expenses”), Section 9.5 (entitled, “Governing Law, Jurisdiction, Venue and Waiver of Jury Trial”), and this Section 6.5. Upon any termination pursuant to Section 6.4, no Party will have any further obligation or other Liability hereunder, except pursuant to a Section listed in the immediately preceding sentence or for any pre-termination fraud, intentional misrepresentation, criminal violation, or intentional breach.
ARTICLE 7 - CONDITIONS TO OBLIGATIONS TO CLOSE
7.1    Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the Closing is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:
(a)    Accuracy of Representations and Warranties. Each representation and warranty of Sellers in Article 3 will have been true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date); provided, however, that each representation and warranty of Sellers in Section 3.2 and 3.15(a) will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all respects as of the Closing Date as if made on the Closing Date. Solely for purposes of this Section 7.1(a), any representation or warranty of Seller in Article 3, other than in Section 3.2 and 3.15(a) that is qualified by any Materiality Qualifier will be read as if each such Materiality Qualifier were not present.
(b)    Observance and Performance. Sellers and the Representative will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Sellers or the Representative on or before the Closing Date.
(c)    Officer’s Certificate. Sellers will have delivered to Buyer a certificate duly executed by the Representative, dated the Closing Date, certifying the items in Sections 7.1(a) and 7.1(b) in a form reasonably satisfactory to Buyer (the “Sellers Closing Certificate”).
(d)    Representation & Warranty Insurance. Buyer will have entered into a R&W Insurance Binder, reasonably satisfactory to Buyer. Buyer will have delivered to Sellers true, complete and correct copies of: (1) the R&W Insurance Binder entered into by Buyer on or before the Closing; and (2) the R&W Insurance Policy that will be issued to Buyer as of Closing.

(e)    Employment Agreements. No Key Employee will have repudiated his or her Employment Agreement.
(f)    Title Policies. Buyer will have obtained each Title Policy.
(g)    HSR Act. The applicable waiting period, and any extension thereof, under the HSR Act will have expired or been duly terminated.
(h)    No Legal Actions. There will not be any Applicable Law that restrains, prohibits, enjoins or otherwise inhibits (whether temporarily, preliminarily or permanently) consummation of any transaction contemplated herein that has been enacted, issued, promulgated, enforced or entered. There will not be any pending or Threatened Proceeding by any Governmental Authority that seeks to restrain, prohibit, enjoin or otherwise inhibit (whether temporarily, preliminarily or permanently), or that reasonably could cause the rescission of or challenge the legality or validity of, consummation of any transaction contemplated herein.
(i)    Delivery of Other Items. The Representative will have delivered (or caused to be delivered) to Buyer each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 6.2.
7.2    Conditions to Obligation of Sellers to Close. The obligation of each Seller to effect the Closing is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by the Representative, in the Representative’s sole discretion:
(a)    Accuracy of Representations and Warranties. Each representation and warranty of Buyer in Article 4 will have been true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date). Solely for purposes of this Section 7.2(a), any representation or warranty of Buyer in Article 4 that is qualified by any Materiality Qualifier will be read as if each such Materiality Qualifier were not present.
(b)    Observance and Performance. Buyer will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.
(c)    Officer’s Certificate. Buyer will have delivered to the Representative a certificate duly executed by an authorized officer of Buyer, dated the Closing Date, certifying the items in Sections 7.2(a) and 7.2(b) in a form reasonably satisfactory to the Representative (the “Buyer Closing Certificate”).
(d)    HSR Act. The applicable waiting period, and any extension thereof, under the HSR Act will have expired or been duly terminated.
(e)    No Legal Actions. There will not be any Applicable Law that restrains, prohibits, enjoins or otherwise inhibits (whether temporarily, preliminarily or permanently) consummation of any transaction contemplated herein that has been enacted, issued, promulgated, enforced or entered. There will not be any pending or Threatened Proceeding by any Governmental Authority that seeks to restrain, prohibit, enjoin or otherwise inhibit (whether temporarily, preliminarily or permanently), or that reasonably could cause the rescission of or challenge the legality or validity of, consummation of any transaction contemplated herein.

(f)    Delivery of Other Items. Buyer will have delivered (or caused to be delivered) to the Representative each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 6.3.
ARTICLE 8 - SURVIVAL
8.1    Certain Survival Periods.

(a)    Representations and Warranties. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, nothing in this Agreement shall limit any liability or recourse (i) against Sellers for Actual Fraud in connection with the making of the representations and warranties contained in Article 3, or (ii) under any third-party insurance policies. Except in the case of Section 3.26, a breach of any representation or warranty contained herein shall not automatically constitute Actual Fraud.
(b)    Survival of Covenants and Agreements. Subject to any applicable limitation stated herein, each covenant and agreement herein or in any Closing Certificate, will survive Closing and will continue in full force thereafter until the later of (i) six years after the Closing Date, or (ii) all Liability hereunder relating thereto is barred by all applicable statutes of limitation, subject to any applicable limitation stated herein. Notwithstanding the foregoing, for each claim hereunder regarding a covenant or agreement that is made before expiration of such covenant or agreement, or in connection with fraud, intentional misrepresentation, criminal violation, or intentional breach, such claim will not expire or terminate before final determination and satisfaction of such claim.
ARTICLE 9 - CERTAIN GENERAL TERMS AND OTHER AGREEMENTS
9.1    Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail, (c) sent by nationally recognized overnight delivery service for next Business Day delivery, or (d) sent by email (with a copy sent the same day by nationally recognized overnight delivery service for next Business Day delivery), in each case as follows:

(1) if to any Seller or the Representative, to (which will constitute notice to all Sellers): William C. Fenech 22245 Sunset Lane Elkhart, IN 46516
with a copy to (which shall not constitute notice):

Barnes & Thornburg LLP
201 S. Main Street, Suite 400
South Bend, IN 46601
Attention: Michael Fenech and
Timothy Emerick
Email: michael.fenech@btlaw.com
timothy.emerick@btlaw.com

(2) if to Buyer, to: Winnebago Industries 13200 Pioneer Trail, Suite 150 Eden Prairie, MN 55347 Attention: Stacy L. Bogart and Cory J. Nelson Email: SLBogart@winnebagoind.com cnelson@winnebagoind.com with a copy to (which shall not constitute notice):

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 S. 7th Street
Minneapolis, Minnesota 55402
Attention: Morgan Burns and
    Michael Abbott
Email: morgan.burns@faegredrinker.com
    michael.abbott@faegredrinker.com

Such notices or communications will be deemed given (A) if so delivered by hand, when delivered, (B) if so sent by mail, three Business Days after mailing, (C) if so sent by overnight delivery service, one Business Day after delivery to such service, or (D) if so sent by email (with overnight delivery service as required above), the day such email was sent. Buyer or Sellers may change its address to which such notices and other communications are to be given by giving the other Party notice in the foregoing manner.
9.2    Expenses. Except as is expressly stated otherwise herein, (a) each Party will bear and pay when due its own costs and expenses incurred in connection with the transactions contemplated herein and (b) Sellers will bear and pay when due all Seller Transaction Expenses.
9.3    Interpretation; Construction. In this Agreement: (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified; (e) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any and/or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item; (h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other similar attachment thereto; (i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement; (j) all dollar amounts are expressed in United States dollars and will be paid in United States currency; (k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; (m) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; (n) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents, and each Party and, if applicable, each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof or other position or concession will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof; and (o) any document which is required to be “delivered,” “provided” or “made available” to Buyer pursuant to this Agreement shall be deemed to have been so delivered, provided or made available only if a copy of such document has been uploaded to the Data Room at least two Business Days prior to the date hereof.
9.4    Parties in Interest; Third Party Beneficiaries. Except as otherwise expressly stated in this Agreement, there is no third party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person, except for each Party and their respective permitted successors and assigns.
9.5    Governing Law, Jurisdiction, Venue and Waiver of Jury Trial. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law. EXCEPT TO THE EXTENT STATED OTHERWISE IN SECTION 2.3 OR SECTION 2.5, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY IN THE STATE OF DELAWARE (OR, IF SUCH COURT LACKS JURISDICTION, THE FEDERAL COURT SITTING IN THE STATE OF DELAWARE) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CLOSING CERTIFICATE AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING BY ANY METHOD PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.
9.6    Entire Agreement; Amendment; Waiver. This Agreement, including the Exhibits and Schedules, constitutes the entire agreement between the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant or agreement of any Party regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party affected thereby (except as contemplated in Section 9.8); provided that, the Representative is authorized to execute supplements, modifications or amendments on behalf of each

Seller and each such Seller shall be bound thereby. Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver; provided that, the Representative is authorized to execute waivers on behalf of each Seller and each such Seller shall be bound thereby. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.
9.7    Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of the other Party (which consent will not be unreasonably withheld), except that Buyer (and not Sellers) will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to: (a) a Person that does all of the following: (1) acquires or otherwise succeeds to all or substantially all of Buyer’s business and assets; (2) assumes all of Buyer’s obligations hereunder or Buyer’s obligations hereunder that arise after such assignment, delegation or transfer; and (3) agrees to perform or cause performance of all such assumed obligations when due; (b) any of its Affiliates; or (c) any source of financing for Buyer or any of its Affiliates; provided that no such assignment, delegation or transfer under clause (a), (b) or (c) above will relieve Buyer of any obligation hereunder. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.
9.8    Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.
9.9    Intentionally Omitted.
9.10    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
9.11    Intentionally Omitted.
9.12    Representative.
(a)    Without any further act of any Seller, W. Fenech is hereby irrevocably appointed as the agent and attorney-in-fact for each Seller to act as the initial representative under this Agreement and the other agreements contemplated hereby in accordance with the terms of this Section 9.12 (the “Representative”). The Representative may resign upon written notice to all Sellers. The Representative may be changed or replaced by vote of a majority of Sellers (computed on the basis of their respective Pro Rata Shares) upon written notice to the Representative. The Representative will immediately inform Buyer in the event of the Representative’s removal or resignation. In the event of the resignation or removal of the Representative, a successor Representative reasonably satisfactory to Buyer shall thereafter be appointed by an instrument in writing signed by Buyer and such successor Representative.

(b)    The Representative is hereby authorized and empowered to act for, and on behalf of, any and all Sellers (with full power of substitution in the premises) in connection with such matters as are reasonably related to the transactions contemplated in this Agreement and the Transaction Documents to which any Seller is a party, including: (i) to receive all payments owing to any Seller under this Agreement, (ii) to terminate, amend, waive any provision of, or abandon, this Agreement or the other agreements contemplated hereby, (iii) to act as the representative of each Seller to review and authorize all claims and disputes or question the accuracy thereof, (iv) to negotiate and compromise on their behalf with Buyer or any of Buyer’s Affiliates any claims asserted hereunder and to authorize payments to be made with respect thereto, (v) to take such further actions as are authorized in this Agreement and the other agreements contemplated hereby, and (vi) in general, do all things and perform all acts, including executing and delivering all agreements (including the Escrow Agreement and the other agreements contemplated in this Agreement), certificates, receipts, consents, elections, instructions and other documents contemplated by, or deemed by the Representative to be necessary or desirable in connection with, this Agreement, the other agreements contemplated hereby and the transactions contemplated herein or therein. Buyer shall be entitled to rely on such appointment and to treat the Representative as the duly appointed attorney-in-fact of each Seller. Notices given to the Representative in accordance with the provisions of this Agreement shall constitute notice to each Seller for all purposes under this Agreement. In all matters relating to this Agreement, the Representative will be the only party entitled to assert the rights of Sellers. The Representative will have no power or authority to bind Buyer, and Buyer will not have any Liability to any person for any act or omission by the Representative.
(c)    The appointment of the Representative is an agency coupled with an interest and is irrevocable and any action taken by the Representative pursuant to the authority granted in this Section 9.12 shall be effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller. The death or incapacity, or dissolution or other termination of existence, of any Seller shall not terminate the authority and agency of the Representative. Buyer and any other party to any document contemplated by this Agreement in dealing with the Representative may conclusively and absolutely rely, without inquiry, upon any act, statement, action, representation, or decision of the Representative as being the binding acts of all Sellers or any of them, notwithstanding any communication from any Seller to the contrary (other than communication regarding the resignation or removal of the Representative pursuant to this Section).
(d)    The Representative shall not be liable to any Seller or any other Person (other than Buyer) with respect to any action taken or omitted to be taken by the Representative in his role as Representative under or in connection with this Agreement, unless such action or omission results from or arises out of willful misconduct or gross negligence on the part of the Representative, and the Representative shall not be liable to any Seller in the event that, in the exercise of its reasonable judgment, the Representative believes there will not be adequate resources available to cover potential costs and expenses to contest a claim made by Buyer. Sellers shall be responsible to Buyer for any breach by the Representative of its obligations hereunder.
(e)    The Representative shall be indemnified from and promptly reimbursed by Sellers for any and all expenses, charges and Liabilities, including reasonable attorneys’ fees, incurred by the Representative in the performance or discharge of its duties pursuant to this Section 9.12 (the “Representative Expenses”). In addition, the Representative shall be entitled to reimbursement from the Representative Expense Amount for the Representative Expenses.

ARTICLE 10 - CERTAIN DEFINITIONS
“Accounts Receivable” is defined in Section 3.4(d).
“Acquired Company” is defined in the Recitals.
“Acquired Equity Interests” is defined in the Recitals.
“Actual Fraud” means: (a) with respect to Seller, actual intentional fraud by Seller in connection with this Agreement, including with the negotiation and execution thereof as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction; and (b) with respect to Buyer, actual intentional fraud by Buyer in connection with the negotiation and execution of this Agreement.
“Adjustment Escrow Amount” is defined in Section 2.3(a)(i).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.
“Agreement” is defined in the first paragraph of this Agreement.
“Aggregate Gross Profit Hurdle Amount” is defined in Exhibit 2.5(c).
“Allocation” is defined in Section 2.6.
“Annual Balance Sheet” is defined in Section 3.4(a)(1).
“Annual Balance Sheet Date” is defined in Section 3.4(a)(1).
“Annual Financial Statements” is defined in Section 3.4(a)(1).
“Applicable Financial Calculations” means (a) with respect to the EBITDA Measurement Period, EBITDA (and the components thereof), and (b) with respect to the First GP Measurement Period and the Second GP Measurement Period, Gross Profit (and the components thereof).
“Applicable Law” means any applicable federal, state, provincial, local, municipal, foreign, international, multinational or administrative order, constitution, ordinance, principle of common law, rule, regulation, law, statute or treaty (in each case as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including rules and regulations promulgated thereunder).
“Arbitrator” is defined in Section 2.4(c).
“Barletta” is defined in the Recitals.
“Barletta Interests” is defined in the Recitals.

“Base Cash Consideration” is defined in Section 2.1(a).
“Baseline EBITDA Amount” is defined in Exhibit 2.5(a).
“Baseline FY 2022 Gross Profit Amount” is defined in Exhibit 2.5(b).
“Baseline FY 2023 Gross Profit Amount” is defined in Exhibit 2.5(c).
“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Minnesota are generally authorized or required by Applicable Law to be closed.
“Buyer” is defined in the first paragraph of this Agreement.
“Buyer Closing Certificate” is defined in Section 7.2(c).
“Buyer SEC Documents” is defined in Section 4.6.
“Buyer Stock” means common stock of Buyer, par value $0.50 per share.
“Closing” is defined in Section 6.1.
“Closing Cash” means the aggregate amount of all cash and cash equivalents of the Acquired Companies, determined in accordance with GAAP, as of the Effective Time, provided that Closing Cash (a) shall include all third-party checks held by any Acquired Company in any bank account that have not yet cleared and been posted to such account, (b) shall exclude the amount of issued but uncleared checks and drafts written or issued by any Acquired Company, and (c) shall exclude the amount of any restricted cash, as determined in accordance with GAAP.
“Closing Certificate” means (a) with respect to Buyer, the Buyer Closing Certificate, and (b) with respect to Sellers, the Sellers Closing Certificate.
“Closing Date” is defined in Section 6.1.
“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Acquired Companies as of the Closing, and for this purpose, assuming that the Closing has occurred (but without regard to any Indebtedness incurred by Buyer at Closing).
“Closing Payment Bonuses” means those cash bonus payments, in an aggregate gross amount (including related Taxes and expenses) not to exceed the Closing Payment Bonus Amount, to be provided to certain employees and contractors of Barletta related to the Closing (net of applicable Taxes and other expenses and withholdings), in accordance with the Closing Payment Bonus Parameters, as further designated by W. Fenech on or before the third Business Day before the Closing Date.
“Closing Payment Bonus Amount” means an amount equal to 1.85% of the Closing Payment.
“Closing Payment Bonus Parameters” means the methodologies and parameters set forth on Exhibit 10.6.
“Closing Stock Consideration” means the number of unregistered shares of Buyer Stock equal to $25,000,000, valued at a price per share based on the volume weighted average share price of Buyer Stock for the 10 Business Days prior to the date of this Agreement.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plan” means a Plan (i) of which any Acquired Company or any ERISA Affiliate is or was a Plan Sponsor, (ii) to which any Acquired Company or any ERISA Affiliate otherwise contributes or has contributed, (iii) in which any current or former employee, officer, director or service provider (or dependent or beneficiary of such individual) of any Acquired Company or any ERISA Affiliate otherwise participates or has participated, or (iv) in which any Acquired Company or any ERISA Affiliate has or may have any Liability.
“Computer System” means any of or combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is used by or relied on by any Acquired Company in the conduct of its business.
“Confidential Information” means all information with respect to any Acquired Company, including the terms of this Agreement, except “Confidential Information” does not mean information that is or becomes generally available to the public, other than as a result of a disclosure by any Seller or any Affiliate, representative or advisor of any Seller.
“Confidentiality Agreement” is defined in Section 5.5(a).
“Consent” means any approval, authorization or consent by, ratification, waiver or declaration of, filing or registration with, or notification to, any Person.
“Contract” means any contract, agreement, purchase order, warranty or guarantee, guaranty, license, use agreement, lease (whether for real estate, a capital or financing lease, an operating lease or other), mortgage, deed, note or other instrument, in each case that creates a legally binding obligation, and in each case whether oral or written.
“COVID-19 Law” means any law, order, mandate, proclamation, or ruling in connection with, in response to, or intended to address the consequences of (a) SARS-CoV-2 or the coronavirus or related illnesses commonly referred to as COVID-19, and (b) any mutations or variants thereof, and any associated viruses or pathogens.
“Customs Duty” means any Tax, tariff, fee, expense, processing charge, impost or other amount imposed by any Governmental Authority upon any item by reason of such item’s export from or importation into any jurisdiction.
“D&O Tail Policy” is defined in Section 5.6.
“Data Room” means the electronic documentation site established by Barletta and hosted by Intralinks and viewable by Buyer.
“DOJ” is defined in Section 5.1(a).
“Earnout Amount” means each of the EBITDA Earnout Amount, the First GP Earnout Amount, the Second GP Earnout Amount, and the GP Earnout Catch-up Amount, as applicable.
“Earnout Statement” is defined in Section 2.5(d).
“EBITDA” means, for the EBITDA Measurement Period, the sum of (a) Barletta’s (excluding its Affiliates’) net income (or loss) derived from Barletta’s business, plus (b) to the extent subtracted in determining such net income and without duplication (i) interest expense, (ii) all provisions for Taxes based upon income or profits, (iii) depreciation and amortization expense, and (iv) any non-recurring non-cash charges or losses other than in the Ordinary Course of Business (including, for the sake of clarity, all payments made under Section 2.3(a)(iii)), minus (c) to the extent included in determining such net income, any non-recurring non-cash gain or income other than in the Ordinary Course of Business, in each case determined as of the end of the EBITDA Measurement Period for such then ended EBITDA Measurement Period and in accordance with GAAP and Barletta’s usual practices and methodologies. Notwithstanding anything in the foregoing to the contrary, no benefit, gain or income related to the PPP Loan will be included in the determination of EBITDA. The Parties’ estimate of EBITDA as of the Interim Balance Sheet Date for the 12-month period then ended (assuming the accuracy of the Interim Financial Statements) is set forth on Exhibit 10.1, which estimate is not binding on any Party.
“EBITDA Earnout Amount” is defined in Section 2.5(a).
“EBITDA Measurement Period” is defined in Section 2.5(a).
“EBITDA Stock Consideration” means the number of unregistered shares of Buyer Stock equal to the EBITDA Earnout Amount (if any), valued at a price per share based on the volume weighted average share price of Buyer Stock for the 10 Business Days prior to the issuance of such Buyer Stock.
“Effective Time” is defined in Section 6.1.
“Employment Agreement” is defined in the Recitals.
“Encumbrance” means any mortgage, claim, pledge, security interest, charge, lien, restriction, option, right of first refusal or other right to purchase or otherwise obtain, title defect or similar effect on title, reservation, equity, ownership, participation or governance right, or other encumbrance whatsoever.
“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally, and any principles governing the availability of equitable remedies.
“Environmental Claim” means any communication by a Person alleging Liability or potential Liability (including Liability or potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, relating to or resulting from, directly or indirectly, (a) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by any Acquired Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Law” means any Applicable Law relating to pollution or protection of human health or safety or the environment, including relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.
“Environmental Permit” is defined in Section 3.12(b).
“Equity Agreements” is defined in the Recitals.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (if any) Person, trade or business (whether or not incorporated) that at any time before Closing is under common control with an Acquired Company pursuant to section 414 of the Code or section 4001 of ERISA.
“Escrow Agent” means Bank of America, or any successor thereto pursuant to the Escrow Agreement.
“Escrow Agreement” is defined in Section 2.3(a)(i).
“Estimated Closing Cash” is defined in Section 2.2.
“Estimated Closing Indebtedness” is defined in Section 2.2.
“Estimated Closing Payment” is defined in Section 2.2.
“Estimated Net Working Capital” is defined in Section 2.2.
“Estimated Seller Transaction Expenses” is defined in Section 2.2.
“Estimated Taxes Payable” is defined in Section 2.2.
“ETU Plan” means that certain Economic Tracking Unit Plan of Barletta in effect as of the date hereof.
“FY 2022 Tier IV Gross Profit Amount” is defined in Exhibit 2.5(b).
“FY 2023 Tier IV Gross Profit Amount” is defined in Exhibit 2.5(c).
“Fiduciary” has the meaning given in section 3(21) of ERISA.
“First GP Earnout Amount” is defined in Section 2.5(b).
“First Measurement Period” is defined in Section 2.5(b).
“Final Cash Consideration” is defined in Section 2.4(e).
“Final Closing Cash” is defined in Section 2.4.
“Final Closing Indebtedness” is defined in Section 2.4.
“Final Net Working Capital” is defined in Section 2.4.
“Final Seller Transaction Expenses” is defined in Section 2.4.
“Final Taxes Payable” is defined in Section 2.4.
“Financial Statements” is defined in Section 3.4(a)(2).
“Foreign Official” means any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977.

“FTC” is defined in Section 5.1(a).
“GAAP” means generally accepted United States accounting principles, consistently applied.
“Governmental Authority” means any: (a) nation, state, county, city, district or similar jurisdiction of any nature; (b) government; (c) governmental or quasi-governmental authority (including any agency, branch, commission, bureau, instrumentality, department, official, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.
“GP Earnout Catch-up Amount” is defined in Section 2.5(c).
“Gross Profit” means, for each GP Measurement Period, an amount equal to (a) the revenue of Barletta minus (b) cost of goods sold of Barletta, in each case determined as of the end of the applicable GP Measurement Period for such then ended GP Measurement Period and in accordance with GAAP and Barletta’s usual practices and methodologies, provided, however, that depreciation expense and rent expense will be excluded, and except that notwithstanding the foregoing, (x) any methodology, adjustment or exception expressly stated in Exhibit 10.2 will be applied in determining Gross Profit; and (y) to the extent there is any inconsistency for an item between GAAP and Exhibit 10.2, Exhibit 10.2 will prevail on such inconsistent item.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum or fraction thereof, and any other chemical, waste, substance or material listed in or regulated by or identified in any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any Liability arising pursuant to the application of Treasury Regulations section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax.
“Indebtedness” means, with respect to any Person, as of any particular time, without duplication, (a) any Liability of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, and any prepayment premiums, penalties and any other fees and expenses required to satisfy such indebtedness, (b) any Liability of such Person evidenced by bonds, debentures, notes or similar instruments, (c) with respect to Barletta, the amounts payable under the Management Incentive Plan, (d) with respect to Barletta, the amount of 50% of Barletta’s checks written on a Barletta account prior to the Closing but not cleared as of Closing (with the remaining amount of such checks constituting a current liability), (e) any Liability of such Person under conditional sale or other title retention agreements, (f) Liability of such Person issued or assumed as the deferred purchase price of property or services, (g) any capitalized lease or financing lease (including any financing on any vehicle) Liability of such Person, (h) any customer deposits, prepaids, or other deferred or unearned revenue Liability of such Person, (i) any Liability of others secured by any lien on property or assets owned or acquired by such Person, whether or not the Liability secured thereby have been assumed, (j) any Liability of such Person under interest rate or currency swap transactions, (k) any letters of credit issued for the account of such Person, (l) any Liability of such Person to purchase securities (or other property) that arise out of or in connection with the sale of the same or substantially similar securities or property, (m) [intentionally omitted], (n) any Liability of such Person to any Seller or any Seller’s Affiliates, including, without limitation, Liability in respect of any consulting or management fees, (o) any Liability of such Person incurred outside of the Ordinary Course of Business of such Person, (p) any Liability of such Person that is more than 60 days past due, (q) any Liability of such Person in respect of severance amounts due to any Person who has been receiving severance payments from such Person prior to the Closing Date, (r) any forgiveness of any Liability that remains subject to any condition or obligation, including any Tax increment financing, economic incentive or similar item, (s) any Liability with respect to Section 965 of the Code, (t) any amounts borrowed by such Person pursuant to any COVID-19 Law, including the CARES Act (including the Paycheck Protection Program), FFCRA and any executive order, regardless of whether such amount is subject to forgiveness, including, with respect to Barletta, the indebtedness represented by that certain Loan Agreement (Unsecured) (Paycheck Protection Program) between Barletta and 1st Source Bank dated April 14, 2020, including all loan documents related thereto (the “PPP Loan” and such lender is the “PPP Lender”); and (u) any accrued interest or penalties on any of the foregoing. The Parties’ estimate of Indebtedness of the Acquired Companies as of the March 31, 2021 financial statements (assuming the accuracy of the Interim Financial Statements) is set forth on Exhibit 10.3, which estimate is not binding on any Party.
“Instruction Schedule” is defined in Section 2.2.
“Insurance Policy” is defined in Section 3.14(a).
“Intellectual Property” means any trademark, service mark, trade name, trade dress, goodwill, patent, copyright, design, logo, formula, invention (whether or not patentable or reduced to practice), concept, domain name, website, trade secret, know-how, confidential information, mask work, industrial design, product right, software, technology or other intangible asset of any nature, whether in use, under development or design or inactive (including any related registration, application, renewal or right), and all other intellectual property or proprietary rights arising anywhere in the world.
“Interim Balance Sheet” is defined in Section 3.4(a)(2).
“Interim Balance Sheet Date” is defined in Section 3.4(a)(2).
“Interim Financial Statements” is defined in Section 3.4(a)(2).
“IRS” means the United States’ Internal Revenue Service.
“Key Employee” is defined in the Recitals.
“Knowledge” means: (a) with respect to an individual, the actual knowledge of such individual and what such individual reasonably should have known after a reasonable investigation; and (b) with respect to a Person other than an individual, the actual knowledge of any individual who is serving as a trustee or director or officer (or similar executive) of such Person or any of its Affiliates and what any such individual reasonably should have known after a reasonable investigation.
“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).
“Leased Real Property” is defined in Section 3.11(a).
“Lock-up Letter” is defined in the Recitals.

“Loss” means any loss, damage, Liability, deficiency, action, judgment, interest, award, Tax, penalty, fine, out-of-pocket cost or expense of whatever kind, including reasonable out-of-pocket attorneys’, accountants and other experts’ fees, collection costs, investigation costs, any amount paid in connection with any assessment, judgment or settlement and the out-of-pocket cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
“Lower Collar Amount” means the Target Net Working Capital minus $2,000,000.
“Major Contract” is defined in Section 3.8(a).
“Malicious Instructions” is defined in Section 3.24(b).
“Management Incentive Plan” is defined in Section 5.12.
“Material Adverse Effect” means, with respect to any Person, any incident, condition, change, effect or circumstance that, individually or when taken together with any other incident, condition, change, effect or circumstance in the aggregate: (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties or results of operations of such Person and its Affiliates, taken as a whole or any of them taken individually (other than (1) changes in economic conditions generally in the United States; (2) conditions generally affecting any of the industries in which any of the businesses of such Person participate; (3) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (4) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (5) any action required by this Agreement or any action taken (omitted to be taken) with the written consent of or at the written request of Buyer; (6) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (7) the reaction by any third-party relating to the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, or suppliers or others having relationships with the Sellers and the Acquired Companies; or (8) any failure by the Acquired Companies to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided that with respect to such clauses (1) through (8), such changes or conditions do not have a materially disproportionate effect with respect to such Person (relative to other participants in such industries)); or (b) materially and adversely affects the ability of such Person to consummate the transactions contemplated herein.
“Materiality Qualifier” means a qualification to a representation, warranty or certification by any materiality limitation or qualification, including use of the term “material,” “materially,” “in all material respects” or “Material Adverse Effect” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect.
“Measurement Period” means each of the EBITDA Measurement Period, the First GP Measurement Period, and the Second GP Measurement Period, as applicable.
“Multiemployer Plan” has the meaning given in section 3(37) of ERISA.
“Net Working Capital” means an amount equal to (a) the current assets of the Acquired Companies (excluding Closing Cash) minus (b) the current liabilities of the Acquired Companies (excluding Indebtedness, Seller Transaction Expenses and, for the sake of clarity, Taxes and other expenses and withholdings payable in connection with the Closing Payment Bonuses and payments under the ETU Plan to the extent these items are included in Seller Transaction Expenses), in each case determined as of immediately prior to the Effective Time and in accordance with GAAP, except that notwithstanding the foregoing:
(1)    any methodology, adjustment or exception expressly stated in Exhibit 10.4 will be applied in determining Net Working Capital (such Exhibit, with such methodologies, adjustments or exceptions, is the “Net Working Capital Exhibit”); and
(2)    to the extent there is any inconsistency for an item between GAAP and the Net Working Capital Exhibit, the Net Working Capital Exhibit will prevail on such inconsistent item.
The Parties’ estimate of Net Working Capital as of the projected August 31, 2021 financial statements, is set forth on Exhibit 10.4, which estimate is not binding on any Party.
“Non-Prevailing Party” is defined in Section 2.4(d).
“Non-US Competition Law” means any Applicable Law in any non-United States jurisdiction that is applicable to the transactions contemplated herein that is comparable in intent or purpose to the HSR Act in that it requires notification to, filing with or clearance or approval from, a Governmental Authority with respect to antitrust, competition, market concentration or any similar matter.
“Notice of Earnout Disagreement” is defined in Section 2.5(d).
“Notice of Disagreement” is defined in Section 2.4(b).
“NYSE” is defined in Section 4.6.
“Open Source Software” means any software that is distributed as free software, open source software (e.g., Linux) or under or subject to similar licensing or distribution models, including but not limited to any software licensed or distributed under the following: (i) GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), or Affero General Public License (AGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.
“Order” means any order, writ, injunction, award, decree, judgment or determination of or from, or Contract with, any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).
“Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of normal day-to-day operations of such Person, consistent with such Person’s past practice.
“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable), the by-laws or similar governing document of such Person; (b) any limited liability company agreement, member control agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; or (d) any Contract regarding the governance of such Person or the relations or actions among any of its equity holders with respect to such Person.

“Outside Date” is defined in Section 6.4(b).
“Owned Real Property” is defined in Section 3.11(a).
“Party” means each Seller, Buyer, and the Representative.
“Payoff and Release Letter” is defined in Section 6.2(e).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” has the meaning given in section 3(2) of ERISA.
“Permit” means any license, permit, registration or similar authorization from a Governmental Authority.
“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty or adverse effect; or (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Authority.
“Personal Information” means any personally identifiable information or other information subject to Privacy Requirements, including any natural Person’s social security number or tax identification number, driver’s license number, credit card number, bank information, health or medical information, or customer or account number.
“Plan” means an “employee benefit plan” (as such term is defined in section 3(3) of ERISA), whether or not subject to ERISA, and any other employee benefit plan, program, agreement or arrangement of any kind, including any: stock option or ownership plan; stock appreciation rights plan; stock purchase plan; phantom stock plan; equity or equity-based plan; executive compensation plan; bonus, retention, compensation, incentive compensation, change in control, deferred compensation or profit-sharing plan; or arrangement regarding any severance, vacation, holiday, sick leave, fringe benefit, educational assistance, pre-Tax premium or flexible spending account plan or life insurance.
“Plan Sponsor” has the meaning given in section 3(16)(B) of ERISA.
“Pre-Closing Straddle Period” is defined in Section 5.7(d).
“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on, and including, the Closing Date.
“Pre-Closing Tax Returns” is defined in Section 5.7(b).
“Pre-Closing Taxes” is defined in Section 5.7(a).
“Prevailing Party” is defined in Section 2.4(d).
“Privacy Requirements” means: (a) all Applicable Laws and applicable Contract terms regarding any information that identifies or could reasonably be reasonably linked to an identifiable individual, including its protection, access, storage, acquisition, collection, retention, processing, handling, use, transfer, disposal or disclosure; (b) the Privacy Statement and any other applicable privacy statement or privacy policy; (c) all Applicable Laws and applicable Contract terms regarding marketing or sales methods; (d) all Applicable Laws relating to anti-wiretapping and security breach notification; and (e) all applicable industry standards regarding data security and privacy, including the Payment Card Industry Data Security Standard and all other applicable rules and requirements by the Payment Card Industry Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank with respect to a payment card bearing the logo of a PCI Security Standards Council member, including the Payment Application Data Security Standards and all audit and filing requirements. Without limiting the foregoing, Privacy Requirements include the Federal Trade Commission Act, the Financial Services Modernization Act (Gramm-Leach-Bliley Act), the Health Insurance Portability and Accountability Act (HIPAA), the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM Act), the Telephone Consumer Protection Act, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, Children’s Online Privacy Notification Act, the California Online Privacy Protection Act, the California Consumer Privacy Act and other state privacy Laws, the Massachusetts Standards for the Protection of Personal Information of Residents of the Commonwealth and other U.S. state data security, U.S. state data breach notification Laws, European Union General Data Protection Regulation 2016/679 (GDPR) and the individual data protection Laws of European or other foreign nations, and all similar Applicable Laws.
“Privacy Statement” is defined in Section 3.24(e).
“Pro Rata Share” means, with respect to each Seller, the percentage set forth next to such Seller’s name on Exhibit 10.5.
“Proceeding” means any action, arbitration, audit, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (including if civil, criminal or administrative).
“Prohibited Transaction” has the meaning given in section 406 of ERISA and 4975 of the Code.
“Proprietary Information Technology System” means a Computer System (or portion of Computer System) that any Acquired Company (either directly or through or with any other Person) has developed, customized or enhanced or is in the process of developing, customizing or enhancing and all associated inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, compositions, processes and techniques, data, designs, drawings, specifications, processes, methods, schematics, techniques, protocols, formulae, algorithms, flow-charts, compositions, architectures, layouts, charts, plans, methodologies, technical data, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software (including object code and source code), firmware, computer hardware, integrated circuits and integrated circuit masks, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.
“Purchase Price” is defined in Section 2.1(a).
“Qualified Company Plan” means any Company Plan that meets or purports to meet the requirements of section 401(a) of the Code.

“R&W Insurance Binder” means the Representation and Warranties Buyer-Side Insurance Policy and related documents, dated as of the date hereof, issued to Buyer by National Fire & Marine Insurance Company, pursuant to which the R&W Insurance Policy is bound.
“R&W Insurance Policy” means the form of Buyer-side representations and warranties insurance policy attached as an exhibit to the R&W Insurance Binder. The cost of the R&W Insurance Policy shall be borne by Buyer (including, but not limited to, any premiums, commissions and retention amounts).
“Real Property” is defined in Section 3.11(a).
“Real Property Lease” is defined in Section 3.11(a).
“Related Person” means any (a) Affiliate of any Acquired Company, (b) manager or officer (or person in a similar role) or management-level employee of any Acquired Company or any Seller or of any Affiliate of any Acquired Company, (c) direct or indirect equity holder of any Acquired Company or any Seller, (d) member of the immediate family or legal dependent of any such director, officer, management-level employee or equity holder, (e) trust, of which any of the foregoing Persons is a beneficiary or trustee, or (f) Affiliate of any Person described in any of clauses (a), (b), (c), (d), (e) or (f) above.
“Reportable Event” has the meaning given in section 4043 of ERISA.
“Representative” is defined in Section 9.12(a).
“Representative Expense Amount” is defined in Section 2.3(a)(iv).
“Representative Expenses” is defined in Section 9.12(e).
“Required Consent” is defined in Section 6.2(d).
“Restrictive Covenant Agreement” is defined in the Recitals.
“Return” means any return, declaration, report, filing, claim for refund or information return or statement with respect to any Tax, including any schedule or attachment thereto and including any amendment thereof.
“SEC” is defined in Section 4.6.
“Second GP Earnout Amount” is defined in Section 2.5(c).
“Second GP Earnout Hurdle Amount” is defined in Exhibit 2.5(c).
“Second Measurement Period” is defined in Section 2.5(c).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” and “Sellers” are defined in the first paragraph of this Agreement.
“Sellers Closing Certificate” is defined in Section 7.1(c).
“Seller Transaction Expense” means any cost or expense of any Acquired Company incurred with respect to any pre-Closing, Closing or post-Closing action or otherwise in connection with any of the transactions contemplated herein (regardless of when due or invoiced), including any broker’s, investment banker’s, finder’s or similar intermediary’s fees, commissions or expenses, attorneys’ or other professionals’ fees or costs, severance, bonus, change in control or other similar payment or benefit obligation arising as a result of the announcement or consummation of any such transaction, including the ETU Plan or any other economic tracking unit, phantom equity, or similar plan, the Closing Payment Bonuses, or employer’s portion of Taxes in connection with any of the foregoing to the extent not otherwise accounted for in any of the foregoing.
“Standstill Agreement” is defined in the Recitals.
“Statement” is defined in Section 2.4(a).
“Straddle Period” means any complete Tax period of any Acquired Company with respect to any Tax that includes but does not end on the Closing Date.
“Survey” means with respect to each parcel of Owned Real Property, an ALTA/ACSM land title survey of the Real Property completed by a registered land surveyor of Buyer’s choice and certified to the owning Acquired Entity and that contains those Table A items as shall be designated by Buyer.
“Target Net Working Capital” means $12,835,000.
“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, escheat, unclaimed property, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.
“Tax Claim” means any claim by a Governmental Authority with respect to any Tax that, if successful, would result in any Tax being owed or any indemnity obligation hereunder.
“Threatened” means, with respect to any matter, that a demand, notice or other communication has been made or given that such matter is being or will be, or that circumstances exist that would lead a reasonably prudent Person to conclude that such matter may be, asserted, commenced, taken or otherwise pursued (including if conditioned upon any event occurring or not occurring).
“Three Limes” is defined in the Recitals.
“Three Limes Interests” is defined in the Recitals.
“Title Commitment” means a commitment to insure title to the Owned Real Property issued by Title Company, which shall (a) be issued on 2006 ALTA Owner’s Form in an amount equal to the reasonable value of the applicable Owned Real Property (as reasonably determined by Buyer), (b) show an Acquired Company as owner of the Owned Real Property, and (c) includes copies of all documents, instruments and matters shown as exceptions or referenced therein.
“Title Company” means the title insurance company issuing any existing title policies applicable to the Owned Real Property or, if no such policies currently exist, then the Minneapolis office of First American Title Insurance Company.
“Title Policy” means with respect to each parcel of Owned Real Property, an owner’s policy of title insurance issued to the owning Acquired Company at Closing pursuant to the Title Commitment, free and clear of all Encumbrances other than Permitted Encumbrances, having an insured amount and containing such endorsements (including without limitation endorsements with respect to zoning and matters of survey) as shall be required by Buyer, and otherwise be in form and substance approved by Buyer.
“Title IV Plan” means a Pension Plan that is subject to Title IV of ERISA, other than a Multiemployer Plan.
“Transaction Document” means, with respect to a Person, any document executed or delivered by or on behalf of such Person or any Affiliate of such Person, in connection with the execution and delivery of this Agreement or Closing (but not including this Agreement).
“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.
“Upper Collar Amount” means the Target Net Working Capital plus $2,000,000.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Welfare Plan” has the meaning given in section 3(1) of ERISA.
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[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Equity Purchase Agreement effective as of the date first written above.

FALCON FAMILY, INC. By: /s/ William C. Fenech____ Name: William C. Fenech____ Its: President______________	WINNEBAGO INDUSTRIES, INC. By: /s/ Michael J. Happe____ Name: Michael J. Happe____ Its: President & CEO_______

RONALD J. FENECH /s/ Ronald J. Fenech________	WILLIAM C. FENECH /s/ William C. Fenech____

DONALD CLARK FAMILY, LLC By: /s/ Donald Clark_______ Name: Donald Clark_______ Its: Member______________	DONALD CLARK /s/ Donald Clark________
WILLIAM C. FENECH, as Representative /s/ William C. Fenech______